Exhibit 10.3

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO FOGHORN THERAPEUTICS INC. IF PUBLICLY DISCLOSED.

RESEARCH COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT

by and between

FOGHORN THERAPEUTICS INC.

and

MERCK SHARP & DOHME CORP.

RESEARCH COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT

This agreement (this “Agreement”) is effective as of July 2, 2020, (the “Effective Date”) and is entered into by and between Foghorn Therapeutics Inc., a corporation organized and existing under the laws of Delaware, having an address at 100 Binney Street, Suite 610, Cambridge, MA 02142 (“Company”) and Merck Sharp & Dohme Corp., a corporation organized and existing under the laws of New Jersey with its principal business office located at One Merck Drive, Whitehouse Station, NJ 08889 (“Merck”).

RECITALS:

WHEREAS, Company has developed a proprietary integrated gene traffic control platform, which is known as the Gene Traffic Control™ Product Platform (aka GTC™ Product Platform), which enables the discovery of compounds that target disease with genetically determined dependencies in the chromatin regulatory system (“Company Platform”);

WHEREAS, Merck is interested in working with the Company to identify, as part of the Research Program (as defined below), such compounds using the Company Platform that are directed to the Program Target (as defined below) upon the terms and conditions set forth herein;

WHEREAS, Merck desires to obtain an exclusive license under the Company Patent Rights and Company Know-How to develop and commercialize Product Candidates and Licensed Products (each as defined below), upon the terms and conditions set forth herein, and Company desires to grant such a license;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Company and Merck hereby agree as follows:

ARTICLE 1 DEFINITIONS.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“AAALAC” shall mean the Association for Assessment and Accreditation of Laboratory Animal Care International.

1.2

“Accounting Standards” shall mean, with respect to a Party or its Affiliates or its or their Sublicensees, United States Generally Accepted Accounting Principles or International Financial Reporting Standards as issued by the International Accounting Standards Board, as applicable, in each case consistently applied.

1.3

“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as amended from time to time.

1.4

“Affiliate” shall mean, with respect to a Party: (i) any Person of which, now or hereafter, fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by such Party; or (ii) any Person which, now or hereafter, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of such Party; or (iii) any Person of which, now or hereafter, more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Person described in (i) or (ii).

1.5	“Agreement” shall have the meaning given such term in the preamble to this document.

1.6

“Business Day” shall mean any day other than a Saturday, Sunday, or a day on which commercial banks located in the country, state or city where the applicable obligations are to be performed are authorized or required by law to be closed.

1.7	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.9

“Change of Control” shall mean with respect to a Party: (1) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity or its parent entity immediately after such merger, reorganization or consolidation; or (3) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.10	“Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase IIb Clinical Trial, Phase III Clinical Trial, and/or Post-approval Clinical Trial.

1.11

“Combination Product” shall mean a Licensed Product that includes one or more pharmaceutically active ingredients other than Product Candidate, in combination with Product Candidate. All references to Licensed Product in this Agreement shall be deemed to include Combination Product.

1.12

“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, such reasonable and diligent, good faith efforts to accomplish such objective as such party would normally use to accomplish a similar objective under similar circumstances. Notwithstanding the foregoing, it is understood and agreed that with respect to the research, development, commercialization and sale of a Licensed Product by either Party, such efforts shall be [**], and such efforts shall take into account efficacy and safety (including the continuing absence of any adverse condition or event relating to the safety or efficacy of a Licensed Product), approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the Regulatory Authority involved, the anticipated profitability of the product including the amounts payable to licensors of patent or other intellectual property rights (other than the Company), alternative products, other risks associated with the development or commercialization of the product and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market and Indication-by-Indication basis for a particular Licensed Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting among other things changes in the status of the Licensed Product and the market(s) involved.

1.13	“Committee” shall have the meaning given such term in Section 2.4.

1.14	“Company” shall have the meaning given such term in the preamble to this Agreement.

1.15

“Company Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Research Program developed or invented solely by employee(s) of Company and/or its Affiliates, and/or a Third Party acting on behalf of Company and/or its Affiliates, and not employed by Merck and/or its Affiliates and/or a Third Party acting on behalf of Merck, excluding Company Platform Information and Inventions.

1.16

“Company Know-How” shall mean all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including without limitation Company Information and Inventions, and Company’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which (i) are Controlled by Company or its Affiliates during the term of this Agreement, (ii) are not generally known and (iii) are necessary or useful to research, develop, manufacture, market, use or sell any Product Candidate or Licensed Product in the Territory in the Field; excluding, however, any (A) Company Platform Know-How or (B) information, materials or other Know-How related to any active ingredient that (a) is included in a Licensed Product that is a Combination Product and (b) is not a Product Candidate.

1.17

“Company Patent Rights” shall mean Patent Rights that during the term of this Agreement are Controlled by Company or any of its Affiliates (including without limitation Company’s rights in Joint Patent Rights), which: (i) claim or cover the Program Target, a Product Candidate and/or Licensed Product, or a method of use or process of manufacture thereof, including without limitation any improvements; or (ii) claim or cover Company Information and Inventions and, in the case of this clause (ii), are necessary or useful to research, develop, manufacture, market, use or sell any Product Candidate or Licensed Product in the Territory in the Field; excluding, however, from Company Patent Rights any such Patent Rights that (A) are Company Platform Patent Rights or (B) claim or cover any information, materials or other Know-How related to any active ingredient that (a) is included in a Licensed Product that is a Combination Product and (b) is not a Product Candidate.

1.18	“Company Platform” has the meaning set forth in the recitals of this Agreement, as described in detail in Schedule 1.18 hereof.

1.19

“Company Platform Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, developed or invented in the conduct of activities under this Agreement by employee(s) of Company and/or its Affiliates, and/or a Third Party acting on behalf of Company and/or its Affiliates to the extent solely related to the Company Platform and not specific to the Program Target, any Product Candidate and/or any Licensed Product.

1.20

“Company Platform Know-How” means all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, that are (a) related to the Company Platform and are not specific to the Program Target, any Product Candidate and/or any Licensed Product,

(b) are Controlled by Company or its Affiliates, including Company Platform Information and Inventions, and (c) are necessary or useful to research, develop, manufacture, market, use or sell any Product Candidate or Licensed Product in the Territory in the Field.

1.21	“Company Platform Patent Rights” means the Patent Rights Controlled by Company or its Affiliates claiming or covering Company Platform Know-How.

1.22

“Confidential Information” means, with respect to each Party, all Information that is communicated in any way or form by or on behalf of such Party to the other Party or its permitted recipients, pursuant to this Agreement or that certain Mutual Confidential Disclosure Agreement between Merck Sharp & Dohme Corp. and Company dated February 11, 2019, as amended (the “CDA”), whether or not such Information is identified as confidential at the time of disclosure. The existence and terms of this Agreement will be considered Confidential Information of both Parties, with both Parties deemed to be the receiving Party of such Confidential Information.

1.23

“Control”, “Controls” or “Controlled by” shall mean with respect to any material, Information or intellectual property right, as applicable, the ability (whether by ownership or license, other than pursuant to this Agreement) of a Party to grant access to, or a license or sublicense of, such material, Information, or intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense. Notwithstanding the foregoing or anything to the contrary in this Agreement, if Company undergoes a Change of Control, Company will not be deemed to Control any Patent Right, know-how or other intellectual property or other proprietary rights that are owned or otherwise Controlled by any Affiliate of Company (other than pursuant to a license from Company in existence prior to such Change of Control) that was not an Affiliate of Company prior to such Change of Control and is not a successor in interest to any Affiliate of Company that was an Affiliate of Company prior to such Change of Control (each, an “Independent Affiliate”).

1.24	“Extended Research Program Term” shall have the meaning given such term in Section 2.9.1.

1.25	“Field” shall mean the use of Product Candidate and/or Licensed Product for any and all purposes.

1.26

“First Commercial Sale” shall mean, with respect to any Licensed Product in any country, the first sale for end use or consumption to a Third Party of such Licensed Product in such country after receipt of Regulatory Approval for the sale of such Licensed Product in such country. Sales prior to receipt of Regulatory Approval for such Licensed Product in such country, such as any sale or other distribution for use in a Clinical Trial or any “named patient sale” or “compassionate use sale” shall not be construed as a First Commercial Sale.

1.27

“GLP” or “Good Laboratory Practice” shall mean the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory.

1.28

“Hit Package” shall mean a written description of (1) all Validated Hit Compound(s) together with accompanying data obtained through performance of activities under all Research Objectives during the Initial Research Program Term, and (2) [**].

1.29

“IND” shall mean an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.30

“Indication” shall mean a separate and distinct disease or medical condition in humans, or in the oncology therapeutic area, a tumor type, which a Licensed Product that is in Clinical Trials is intended to treat, prevent and/or diagnose and/or for which a Licensed Product has received Marketing Authorization. [**]

1.31

“Information” shall mean any and all information and data, including without limitation all Merck Know-How, all Company Know-How, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.32	“Initial Research Program Term” shall have the meaning given such term in Section 2.9.1.

1.33	“Initial Target” shall mean [**].

1.34	“Initiates”, “Initiated”, or “Initiation” shall mean, with respect to a Clinical Trial, the administration of the first dose of Licensed Product to the first patient in such Clinical Trial.

1.35

“Invention” shall mean any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice as a result of the Research Program by or on behalf of either Party or jointly by or on behalf of the Parties.

1.36

“Joint Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Research Program developed or invented jointly by (a) employee(s) of Merck and/or its Affiliates, and/or a Third Party acting on behalf of Merck and/or its Affiliates, and (b) employee(s) of Company and/or its Affiliates, and/or a Third Party acting on behalf of Company and/or its Affiliates, excluding any Joint Platform Information and Inventions.

1.37	“Joint Patent Rights” shall mean Patent Rights that claim or cover Joint Information and Inventions.

1.38

“Joint Platform Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Research Program developed or invented jointly by (a) employee(s) of Merck and/or its Affiliates, and/or a Third Party acting on behalf of Merck and/or its Affiliates, and (b) employee(s) of Company and/or its Affiliates, and/or a Third Party acting on behalf of Company and/or its Affiliates, to the extent solely related to the Company Platform and not specific to the Program Target, any Product Candidate and/or any Licensed Product.

1.39	“Joint Platform Patent Rights” means the Patent Rights claiming or covering Joint Platform Information and Inventions.

1.40	“Late Research Program Term” shall have the meaning given such term in Section 2.9.4.

1.41

“Licensed Product(s)” shall mean any pharmaceutical, therapeutic, diagnostic, or biological preparation in final form containing a Product Candidate (i) for sale by prescription, over the counter or any other method; or (ii) for administration to human patients in a Clinical Trial, including without limitation any Combination Product. For the avoidance of doubt, all pharmaceutical preparations containing the same Product Candidate, no matter what the presentation, formulation, method of dosing, etc., shall constitute the same Licensed Product.

1.42

“Major European Marketing Authorization” shall mean, with respect to a Licensed Product and an Indication, the receipt of Marketing Authorization for such Licensed Product for such Indication (a) in any [**] ([**]) of the following [**] ([**]) countries: [**], or (b) pursuant to the Centralized Authorization Procedure of the European Medicines Agency or any successor agency thereto.

1.43

“Marketing Authorization” shall mean, with respect to a Licensed Product and a country, the receipt of (a) all approvals from the relevant Regulatory Authority necessary to market and sell such Licensed Product in such country and (b) (i) in those countries where pricing or governmental reimbursement approvals are legally required to market and sell such Licensed Product, the receipt of all such pricing or governmental reimbursement approvals and [**].

1.44	“Merck” shall have the meaning given such term in the preamble to this Agreement.

1.45	“Merck Background IP” means the Merck Background Know-How and the Merck Background Patent Rights.

1.46	“Merck Background Know-How” means all Merck Know-How existing as of the commencement of the Research Program Term.

1.47	“Merck Background Patent Rights” means Patent Rights that claim or cover Merck Background Know-How.

1.48	“Merck Compound Library” shall mean, together or collectively, any compound provided by Merck for use under the Research Program. [**].

1.49

“Merck Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Research Program, developed or invented solely by employee(s) of Merck and/or its Affiliates, and/or a Third Party acting on behalf of Merck and/or its Affiliates, and not employed by Company and/or its Affiliates.

1.50

“Merck Know-How” shall mean all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including without limitation Merck Information and Inventions and Merck’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which (i) are Controlled by Merck or its Affiliates during the term of this Agreement, (ii) are not generally known and (iii) are in Merck’s opinion necessary or useful to Company to perform its obligations under the Research Program.

1.51

“Merck Patent Rights” shall mean Patent Rights that during the term of this Agreement are Controlled by Merck or any of its Affiliates, which: (i) claim or cover a Product Candidate and/or Licensed Product, including without limitation any improvements, or a method of use or process of manufacture thereof; or (ii) claim or cover Merck Information and Inventions.

1.52

“NDA” shall mean a New Drug Application, Biologics License Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Licensed Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.53

“Net Sales” shall mean, with respect to a Licensed Product, the gross invoice price of such Licensed Product sold by Merck or its Related Parties (each, a “Selling Party”) to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received, the following, in each case to the extent actually incurred, related specifically to the Licensed Product, and not otherwise recovered by or reimbursed to Merck or its Related Parties:

1.53.1	[**]

1.53.2	[**]

1.53.3	[**]

1.53.4	[**]

1.53.5	[**]

1.53.6	[**]

1.53.7	[**]

1.53.8	[**].

Net Sales shall include the amount or fair market value of all consideration received by Merck and its Related Parties in respect of the applicable Licensed Product, whether such consideration is in cash, payment in kind, exchange or other form.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Merck or its applicable Related Party, which shall be in accordance with Accounting Standards.

In the event that a Licensed Product is a Combination Product, the Net Sales for such Combination Product shall be calculated as follows:

(a) If a Selling Party separately sells in such country or other jurisdiction, (i) a product containing as its sole active ingredient the Product Candidate contained in such Combination Product (the “Mono Product”) and (ii) products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by [**].

(b) If a Selling Party separately sells in such country or other jurisdiction the Mono Product but does not separately sell in such country or other jurisdiction products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by [**].

(c) If a Selling Party does not separately sell in such country or other jurisdiction the Mono Product but does separately sell products containing as their sole active ingredients the other active ingredients contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by [**].

(d) If a Selling Party does not separately sell in such country or other jurisdiction both the Mono Product and the other active ingredient or ingredients in such Combination Product, the Parties shall reasonably negotiate other means of calculating Net Sales with respect to such Combination Product, based on the relative fair market value of such Mono Product and such other active ingredient or ingredients. If the Parties cannot agree on such relative value, the dispute shall be resolved pursuant to the dispute resolution provisions of this Agreement.

Notwithstanding the foregoing clauses (a)-(d), if either Party reasonably believes that the calculations set forth in the foregoing clauses (a)-(d) [**].

The deductions set forth in [**] will be applied in calculating Net Sales for a Combination Product.

1.54	“Party” shall mean Merck or Company, individually, and “Parties” shall mean Merck and Company, collectively.

1.55

“Patent Rights” shall mean any and all patents and patent applications in the Territory (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, pediatric exclusivity periods and the like of any such patents and patent applications, and foreign equivalents of any of the foregoing.

1.56

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.57	“Phase I Clinical Trial” shall mean a human clinical trial as described in 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the United States, a similar human clinical trial.

1.58	“Phase II Clinical Trial” shall mean a human clinical trial as described in 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the United States, a similar human clinical trial.

1.59

“Phase IIb Clinical Trial” means a Phase II Clinical Trial of a Licensed Product, the principal purpose of which is to confirm efficacy and safety consistent with the efficacy and safety observed in a previous Clinical Trial of such Licensed Product in the target population at the intended dose or doses or range of doses on a sufficient number of subjects and for a sufficient period of time to determine the optimal manner of use of a Licensed Product (dose and dose regimen) immediately prior to the Initiation of a Phase III Clinical Trial of such Licensed Product in support thereof; provided, however, that a Phase IIa clinical trial that may otherwise satisfy the definition of Phase IIb Clinical Trial shall constitute a Phase IIb Clinical Trial of a Licensed Product solely to the extent there is no other Phase IIb Clinical Trial of such Licensed Product.

1.60	“Phase III Clinical Trial” shall mean a human clinical trial as described in 21 C.F.R. §312.21(c), or, with respect to a jurisdiction other than the United States, a similar human clinical trial.

1.61

“Pre-Clinical Candidate” or “PCC” shall mean a Product Candidate for which the authorized committee at Merck has authorized commencement of dosing of the first animal in a study under conditions meeting or intended to meet Good Laboratory Practices, where such study is intended to support the filing of an IND.

1.62

“Product Candidate” shall mean (a) all compounds or peptides that are identified or designed as a result of activities under the Research Program and that are (i) in the Hit Package or (ii) synthesized or purchased as a result of activities under the Research Program conducted during the Late Research Program Term; [**]; (c) all salts, polymorphs, crystals, cocrystals, prodrugs, isomers, racemates, esters, hydrates, or solvates of the compounds and peptides described in (a) and (b); and (d) all stereoisomers of or metabolites generated by or derived from any of the compounds described in any of the foregoing.

1.63	“Program Target” shall mean the following transcription factor: [**].

1.64

“Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Licensed Product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.65	“Related Party” shall mean each of Merck, its Affiliates, and their respective Sublicensees (which term does not include distributors), as applicable.

1.66	“Research Plan” has the meaning set forth in Section 2.1.1.

1.67	“Research Program” shall mean the research activities undertaken by the Parties as set forth in Article 2 and the Research Plan.

1.68	“Research Program Term” shall mean the Initial Research Program Term and the Late Research Program Term.

1.69	“Substitute Target” shall mean [**].

1.70	“Territory” shall mean all of the countries in the world, and their territories and possessions.

1.71	“Third Party” shall mean a Person other than Merck and its Affiliates, and Company and its Affiliates.

1.72

“Trademarks” shall mean any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan, or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.73	“Valid Patent Claim” shall mean a claim of an issued, unexpired and in-force patent included within the Company Patent Rights or Joint Patent Rights that claims the Product Candidate as a [**].

1.74

“Validated Hit Compounds” shall mean [**]. The criteria for Validated Hit Compounds, including the activity level and the number and selection of Program Target functional assays, may be modified from time to time by [**], subject to the decision making and escalation processes set forth in Section 2.4.1.

1.75

“Violation” shall mean that either Party, or any of its respective officers or directors has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (https://oig.hhs.gov/exclusions/index.asp); and/or (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (https://oig.hhs.gov/exclusions/exclusions_list.asp) or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (https://www.sam.gov/SAM/pages/public/searchRecords/advancedPIRSearch.jsf) (each of (a) and (b), singly and collectively, the “Exclusions Lists”).

1.76	Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Achieved Milestone Event”	5.2.1(b)
“Agreement Payments”	5.7
“Alliance Manager”	2.5.1
“Biosimilar Application”	7.3.6
“CDA”	1.22
“Clinical and Regulatory Milestone Event”	5.2.1(b)
“Clinical and Regulatory Milestone Payment”	5.2.1(b)
“Code”	8.3.2(h)
“Company Acquirer”	10.2.2(a)
“Company Indemnified Parties”	9.1
“Deliberation Period”	2.2.2(b)(i)
“Development Report”	2.14
“Dispute”	10.7.1
“Distracting Product”	10.2.2(a)
“Excluded Claim”	10.7.3
“Executives”	2.4.1(b)
“Final Research Objective Notice”	2.2.2(b)
“Futility Event”	2.3.1
“Go Decision”	2.2.2(b)(i)
“Indemnified Party”	9.3
“Indemnifying Party”	9.3
“Independent Affiliate”	1.23
“Losses”	9.1
“Materials”	2.12
“Merck Indemnified Parties”	9.2
“Mono Product”	1.53
“No Go Decision”	2.2.2(a)
“Officials”	2.10.3
“Party Initiated Proceedings”	7.2.2(a)
“Payment”	2.10.3
“Proposed Target”	2.3.2
“Replaced Target”	2.3.1
“Research Milestone Payment”	5.2.1(a)
“Research Objectives”	2.2.1
[**]	[**]

[**]	[**]
[**]	[**]
“Research Objective Notice”	2.2.2(a)
“Royalty Period”	5.3.1(c)
“Selling Party”	1.53
“Skipped Milestone Event”	5.2.1(b)
“Sublicense”	3.7
“Sublicensee”	3.7
“Taxes”	5.7
“Third Party Claims”	9.1
“Third Party Initiated Proceedings”	7.2.1
“Third Party Licenses”	5.3.5

ARTICLE 2 RESEARCH PROGRAM

2.1	General.

2.1.1

Research Plan. Company and Merck shall engage in the Research Program upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of the Research Program are set forth in Schedule 2.1.1 (“Research Plan”). The Research Plan may be amended from time to time upon mutual written agreement by authorized representative(s) of the Parties.

2.1.2

Performance of Research Plan. Company and Merck each shall [**] conduct the work allocated to such Party under the Research Plan, including by allocating sufficient time, effort, equipment and facilities to the Research Program and using personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and the Research Plan. Merck shall be entitled to utilize the services of its Affiliates and Third Parties to perform its Research Program activities. Company shall be entitled to utilize the services of its Affiliates to perform its Research Program activities without Merck’s consent. Company shall be entitled to utilize the service of Third Parties to perform its Research Program activities [**], each Party shall remain at all times fully liable to the other Party for its respective responsibilities under the Research Program.

2.2	Research Program Objectives; Procedure for Go/ No Go Decisions.

2.2.1

Research Program Objectives. The Research Plan sets forth a staged series of [**] ([**]) research program objectives that the Parties intend to achieve during the Initial Research Program Term, which objectives are set forth on Schedule 2.2.1 (“Research Objectives”), and [**] activities to be conducted during the Late Research Program Term. [**] shall have decision-making authority as to whether a Research Objective was achieved and to proceed from one Research Objective to the next through a series of Go Decisions in accordance with Section 2.2.2(b).

2.2.2	Procedure for Go/ No Go Decisions

(a)	Prior to Completion of All Activities under a Research Objective. [**] shall notify the Committee in writing at each point set forth in the Research Plan as requiring a

“Research Objective Notice” (each such notice, a “Research Objective Notice”). [**] shall include in each Research Objective Notice or as of such time make available to [**] in writing all data generated in connection with the relevant research activity under such Research Objective for the Program Target, as outlined in the Research Plan; provided that [**] shall not be required to include in a Research Objective Notice for Research Objective [**] any data or information related to: [**]. For a period of [**] ([**]) days following the Committee’s receipt of a Research Objective Notice (excluding a Final Research Objective Notice (as defined below), which shall be governed by Section 2.2.2(b)) and the corresponding data (or such longer period as mutually agreed upon by the Parties), the Committee shall review and discuss such data to determine whether to move to the next activity in the Research Plan or whether the data indicate a Futility Event. During this period, [**] may elect to proceed with the next activity that is part of the Research Plan for the particular Research Objective; provided, however, that [**] shall be under no obligation to agree to proceed to the next activity in the Research Plan. If the Committee determines that the data from the Research Objective Notice indicate a Futility Event, any additional research activities that are part of the Research Plan for the particular Research Objective will be stopped (such decision, a “No Go Decision”), and Merck may exercise its substitution right with respect to the Program Target under Section 2.3, if available, in accordance with the terms of Section 2.3. In the event that the Program Target is substituted, the Research Program will proceed from activities under Research Objective [**] for the applicable Substitute Target. If the Committee agrees that the data from the Research Objective Notice support moving forward to the next activity in the Research Plan, the Parties shall proceed with the next activity that is part of the Research Objective. If the Committee does not agree on whether the data in a particular Research Objective Notice support moving forward to the next activity in the Research Plan, then the matter shall be escalated pursuant to Section 2.4.1(b).

(b)

Following Completion of All Activities under a Research Objective. Upon completion of all activities set forth in the Research Plan for a particular Research Objective, [**] shall notify the Committee in writing (each such notice, a “Final Research Objective Notice”). [**] shall include in each Final Research Objective Notice or as of such time make available to [**] in writing all data generated in connection with all research studies under such Research Objective for the Program Target, as outlined in the Research Plan; provided that [**] shall not be required to include in the Final Research Objective Notice for Research Objective [**] any data or information related to: [**]. Upon completion of all activities set forth in the Research Plan for Research Objective [**], [**] shall also provide [**] the Hit Package.

(i)

For a period of (A) [**] ([**]) days following the later of: (x) the Committee’s receipt of a Final Research Objective Notice and the corresponding data, and (y) solely in connection with the Final Research Objective Notice for Research Objective [**], [**] receipt of the Hit Package, or (B) such longer period as mutually agreed upon by the Parties (“Deliberation Period”), the Committee shall review and discuss such data and [**] shall determine whether to initiate any activity under the next Research Objective or under the next phase of the Research Plan (such determination to proceed following a Final Research Objective Notice, a “Go Decision”).

In each case prior to the end of the Deliberation Period, either:

(ii)

[**] shall notify [**] in writing of a Go Decision, in which case, [**] shall pay [**] the corresponding Research Milestone Payment in accordance with Section 5.2.1(a) and the Research Program will proceed in accordance with the next Research Objective in the Research Plan, or will proceed to activities under the Late Research Program Term (Hit Package through Pre-Clinical Candidate nomination), following completion of Research Objective [**]; or

(iii)

If [**] does not notify [**] in writing of a Go Decision and the Program Target has not achieved the Research Objective that is the subject of the Final Research Objective Notice, then [**] may exercise its substitution right with respect to the Program Target under Section 2.3, if available, in accordance with the terms of Section 2.3. In the event that the Program Target is substituted, the Research Program will proceed from activities under Research Objective [**] for the applicable Substitute Target and the corresponding Research Milestone Payment under Section 5.2.1(a) shall not be due with respect to the Replaced Target.

If (A) [**] does not notify [**] in writing of a Go Decision within the applicable Deliberation Period and (B) (x) the Program Target has achieved the Research Objective that is the subject of the Final Research Objective Notice or (y) [**] does not exercise its substitution right with respect to the Program Target under Section 2.3 within such Deliberation Period, if any such substitution right is then available, then (1) the Parties will, at [**] request, consult in good faith regarding the applicable Final Research Objective Notice, the corresponding data and any additional research that the Parties might conduct in connection with the Research Program, it being understood that [**] will have no obligation to conduct any such additional research that is outside the scope of the Research Plan for the Research Objective for which the applicable Final Research Objective Notice has been submitted without [**] prior consent, which consent shall not be unreasonably withheld, delayed, or conditioned, and (2) if [**] does not notify [**] in writing of a Go Decision within [**] ([**]) months following the end of the applicable Deliberation Period, then, unless the Parties mutually agree otherwise, the Agreement will automatically terminate at the end of such [**] ([**])-month period.

2.3	Substitute Program Target.

2.3.1

During the Initial Research Program Term, Merck shall have the right to substitute the Initial Target (or any Substitute Target) for another transcription factor (such other transcription factor, the “Substitute Target,” and the replaced transcription factor, the “Replaced Target”) in accordance with the terms of this Agreement and the following schedule: [**]. Each circumstance set forth in clauses (x) and (y) shall be a “Futility Event.”

2.3.2

In the event of a Futility Event, Merck shall have the sole right and discretion to propose a transcription factor for substitution as a target pursuant to this Section 2.3.2 (“Proposed Target”) by providing written notice of such Proposed Target to Company within [**] ([**]) days following such Futility Event, which notice shall specify this Section 2.3.2 and identify the applicable Proposed Target [**]. Company shall have [**] ([**]) Business Days to notify Merck whether such Proposed Target is available for exclusive licensing under the foregoing [**] and to provide, subject to Company’s confidentiality obligations to Third Parties, the evidence required herein if such Proposed Target is unavailable for exclusive licensing under the foregoing [**]. If Company notifies Merck that such Proposed Target is available for exclusive licensing, then (i) the Initial Target or the Substitute Target that is the subject of such substitution shall be replaced by such substitution, shall immediately cease to be a Program Target hereunder for all purposes (including Section 3.9 hereof) and shall be deemed a “Replaced Target” hereunder, and (ii) the “Proposed Target” shall be deemed a “Program Target” hereunder.

2.4	Joint Steering Committee. The Parties hereby establish a committee to facilitate the Research Program as follows (the “Committee”):

2.4.1	Composition; Decision Making.

(a)

The Committee shall be comprised of at least two (2) senior representatives of Merck (who shall be employees of Merck or its Affiliate, as applicable) and at least two (2) senior representatives of Company (who shall be employees of Company or its Affiliate, as applicable). Each Party may change its representatives to the Committee from time to time in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate authority, technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Additional representative(s) or consultant(s) may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative’s or consultants’ written agreement to comply with the requirements of Section 4.1.

(b)

The goal of all decision-making of the Committee shall be to achieve consensus, and the Committee shall act by unanimous consent. The representatives from each Party will have collectively one (1) vote on behalf of such Party. In the event that the Committee cannot or does not, after reasonable, good faith efforts, reach agreement on an issue within the Committee’s scope as set forth in Section 2.4.2 within [**] days after such issue was first referred to the Committee, such issue shall be escalated to [**] and the Chief Scientific Officer of the Company (collectively, the “Executives”). In the event that the Executives are unable to resolve a given issue within [**] days after the dispute is first referred to the Executives, then (i) Merck shall have final decision-making authority [**] and (ii) Company shall have final decision-making authority [**]. Neither Party shall have final decision-making rights with respect to any modification to the Research Plan. For clarity, matters within the scope of the Committee’s responsibilities shall not be subject to arbitration or other dispute resolution mechanisms set forth in Section 10.7.

2.4.2	Scope of Committee Oversight.

(a)

The Committee shall be responsible for overseeing the Research Program during the Initial Research Program Term, including to (i) review and amend the Research Program activities set forth in the Research Plan from time to time, (ii) review and coordinate the Parties’ activities under the Research Program, (iii) confer regarding the status of the Research Program and the progress under the Research Program and make determinations and decisions in connection with the activities under the Research Program (including issues of priority), (iv) review relevant data under the Research

Program, including reviewing and discussing data included in a Final Research Objective Notice and [**] intention regarding making a Go Decision, (v) determine whether any compound or peptide that is identified or designed as a result of activities under the Research Program has demonstrated activity in one or more relevant Program Target functional assay(s), (vi) determine the criteria for selecting [**] Compounds, (vii) consider and advise on any technical issues that arise under the Research Program, (viii) make a No Go Decision under Section 2.2.2(a), and (ix) determine such other matters as allocated to the Committee hereunder.

(b)

The Committee shall not have the power or authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive either Party’s compliance with the terms and conditions of this Agreement; (iii) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (iv) impose any requirement on a Party to perform any act that such Party reasonably believes (A) to be inconsistent with applicable laws, rules or regulations, or (B) would cause such Party to infringe or misappropriate any Third Party intellectual property rights.

(c)

Notwithstanding anything to the contrary in this Agreement, during the Late Research Program Term, Merck shall be responsible for overseeing the [**] activities set forth in the Research Plan and the role of the Committee shall be limited to (i) reviewing relevant data under the Research Program, and (ii) considering and advising on any technical issues that arise under the Research Program. [**] and shall make its employees or subcontractors available to respond to reasonable inquiries from Merck and/or the Committee regarding Company’s activities under the Research Plan.

2.4.3

Meetings. During the Initial Research Program Term, the Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per [**], with the location for such meetings alternating between Company and Merck facilities (or such other location as may be determined by the Committee). Alternatively, during such time, the Committee may meet by means of teleconference, videoconference or other similar communications equipment. During the Late Research Program Term, the Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than [**]. During the Late Research Program Term, the Committee shall meet by means of teleconference, videoconference or other similar communications equipment. The Committee shall confer regarding the status of the Research Program, review relevant data, consider and advise on any technical issues that arise, consider issues of priority, and review and advise on any budgetary and economic matters relating to the Research Program which may be referred to the Committee, each in accordance with Section 2.4.2. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

2.4.4

Disbandment of Committee. Upon completion (or earlier termination) of the Research Program, the Committee shall have a final meeting to review the results of the Research Program, shall then be disbanded with no further action by the Committee or the Parties, and shall thereafter have no further authority with respect to the activities under this Agreement.

2.5	Alliance Managers.

2.5.1

Appointment. Each Party shall have the right to appoint an employee who shall oversee interactions between the Parties for all matters related to this Agreement (each an “Alliance Manager”). Such persons shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers shall have the right to attend all Committee meetings as non-voting participants and may bring to the attention of the Committee any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may designate different Alliance Managers by notice in writing to the other Party.

2.5.2

Responsibilities of the Alliance Managers. The Alliance Managers, if appointed, shall have the responsibility of creating and maintaining a constructive work environment between the Parties. Without limiting the generality of the foregoing, each Alliance Manager shall:

(a)

identify and bring disputes and issues that may result in disputes (including without limitation any asserted occurrence of a material breach by a Party) to the attention of the Committee in a timely manner, and function as the point of first referral in all matters of conflict resolution;

(b)	provide a single point of communication for seeking consensus both internally within the Parties’ respective organizations and between the Parties;

(c)	plan and coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(d)

take responsibility for ensuring that meetings and the production of meeting agendas and minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

2.6

Exchange of Information. Once [**] has made a Go Decision with regard to the Program Target following the completion of all activities under the Research Plan directed toward achieving Research Objective [**], Company shall [**].

2.7	Records and Reports.

2.7.1

Records. Company shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by Company.

2.7.2

Copies and Inspection of Records. Merck shall have the right, during normal business hours and upon reasonable notice, and no more frequently than [**], to inspect and copy all such records of Company referred to in Section 2.7.1. Such records and the information disclosed therein will be deemed Company’s Confidential Information, and Merck shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1. Merck shall have the right to arrange for its employee(s) and/or consultant(s) involved in the activities hereunder to visit the offices and laboratories of Company and any of its Third Party contractors as permitted under Section 2.1.2 [**], and to discuss the Research Program work and its results in detail with the technical personnel and consultant(s) of Company. Upon request, Company shall provide copies of the records described in Section 2.7.1 to Merck.

2.7.3

[**] Reports. Within [**] ([**]) calendar days following the end of each [**] during the term of this Agreement, Company shall provide to Merck a written progress report in English which shall describe the work performed to date on the Research Program, evaluate such work performed in relation to the goals of the Research Program and provide such other information as may be required by the Research Program or reasonably requested by Merck relating to the progress of the goals or performance of the Research Program. All such reports shall be considered the Confidential Information of Company, provided, however, that any such reports shall be considered the Confidential Information of Merck after [**] has made a Go Decision with regard to the Program Target following the completion of all activities under the Research Plan directed toward achieving Research Objective [**], until and unless such Program Target is substituted under this Agreement or this Agreement is terminated, in which case, such information in such reports provided by Company shall again be considered the Confidential Information of Company.

2.8	Ownership of Intellectual Property; Determination of Ownership.

2.8.1

Ownership of Intellectual Property. Subject to the license grants and other rights herein, as between the Parties, (a) Merck shall own all rights, title, and interests in and to the Merck Information and Inventions and all intellectual property rights therein, (b) Company shall own all rights, title, and interests in and to the Company Information and Inventions and Company Platform Information and Inventions and all intellectual property rights therein, and (c) the Parties will jointly own all rights, title, and interests in and to the Joint Information and Inventions and the Joint Platform Information and Inventions and all intellectual property rights therein. Subject to the license grants in Section 3.1 and Section 3.2 and the exclusivity obligations set forth in Section 3.9, (i) each Party shall have the right to practice, grant licenses under, and transfer any Joint Information and Inventions, Joint Platform Information and Inventions, Joint Patent Rights, and Joint Platform Patent Rights (ii) neither Party shall have any obligation to account to the other for profits or to obtain any approval of the other Party to license or exploit any Joint Information and Inventions, Joint Platform Information and Inventions, Joint Patent Rights or Joint Platform Patent Rights by reason of joint ownership thereof, and (iii) each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting. For those countries where a specific license is required for a joint owner of a jointly-owned Invention to exploit such jointly-owned Invention in such country: (a) Merck hereby grants to Company a perpetual, non-exclusive, worldwide, royalty-free, fully paid-up license, which is sublicensable (through multiple tiers), under Merck’s right, title and interest in and to all Joint Information and Inventions, Joint Platform Information and Inventions, Joint Patent Rights and Joint Platform Patent Rights to exploit such Inventions in accordance with the terms of this Agreement; and (b) Company hereby grants to Merck a perpetual, non-exclusive, worldwide, royalty-free, fully paid-up license, which is sublicensable (through multiple tiers), under Company’s right, title and interest in and to all Joint Information and Inventions, Joint Platform Information and Inventions, Joint Patent Rights and Joint Platform Patent Rights to exploit such Inventions in accordance with the terms of this Agreement. For clarity, the foregoing joint ownership rights shall not be construed as granting, conveying or creating any license or other rights to the other Party’s intellectual property, unless otherwise expressly set forth in this Agreement. For further clarity, in the event that any Joint Patent Rights claim or cover a Product Candidate, Licensed Product, or the manufacturing process therefor, or a use thereof, Company shall not grant any license under its interest in such Joint Patent Rights to any Third Party without Merck’s prior written consent.

2.8.2

Determination of Ownership. For the purposes of determining ownership under this Agreement, the inventorship of any Invention or other intellectual property developed or invented in the conduct of activities under this Agreement shall be determined in accordance with United States patent laws (regardless of where the applicable activities occurred).

2.9	Research Program Term.

2.9.1

Unless this Agreement is terminated earlier pursuant to Section 8.2 or 8.3, the initial stage of the Research Program shall commence on the Effective Date and continue for a period of [**] ([**]) years, unless extended pursuant to this Section 2.9 (such [**] ([**])-year initial term, as may be extended pursuant to this Section 2.9, the “Initial Research Program Term”; which Initial Research Program Term, if extended in accordance with the terms of this Section 2.9, may be referred to herein as the “Extended Research Program Term”). During the Initial Research Program Term, the Parties shall conduct the activities specified in the Research Plan under Research Objectives [**].

2.9.2

If Merck substitutes the Initial Target for a Substitute Target at any time during the Initial Research Program Term, then, upon the first such substitution, the Initial Research Program Term shall be automatically extended for [**] ([**]) [**]. In such case, the Extended Research Program Term shall continue for a period of [**] ([**]) years from the Effective Date, unless further extended pursuant to Section 2.9.3 or 2.9.5. For the avoidance of doubt, the Initial Research Program Term may not be extended under this Section 2.9.2 more than [**] ([**]) [**], regardless of whether or not a Substitute Target was substituted for a different Substitute Target.

2.9.3

Merck may elect to extend the Initial Research Program Term, whether or not extended pursuant to Section 2.9.2, for an additional [**] ([**]) months following consultation with the Company, to the extent Merck reasonably determines that the activities set forth under Research Objectives [**] in the Research Plan will not be completed by the end of the Initial Research Program Term. To the extent the Initial Research Program Term is extended pursuant to the preceding sentence, and Merck reasonably determines that the activities set forth in the Research Plan under Research Objectives [**] will not be completed by the end of such additional period for the Program Target, then, following consultation with the Company, Merck may extend the Initial Research Program Term for an additional [**] ([**]) months.

2.9.4

The second stage of the Research Program shall commence following the end of the Initial Research Program Term, on the date that [**] provides notice to [**] in writing of a Go Decision to proceed to [**] activities under the Research Plan and shall continue until the earlier of: (1) the [**] ([**])-month anniversary of such commencement date, or (2) the date that Merck nominates a Pre-Clinical Candidate and provides written notice of such nomination to Company, unless extended in accordance with the terms of this Section 2.9.4 (“Late Research Program Term”). Merck may elect to extend the Late Research Program Term for an additional [**] ([**]) months to the extent Merck reasonably determines that the [**] activities set forth in the Research Plan will not be complete by the end of the Late Research Program Term. To the extent the Late Research Program Term is extended pursuant to the foregoing clause, and Merck reasonably determines that the [**] activities set forth in the Research Plan will not be completed by the end of such additional period for the Program Target, then, Merck may extend the Late Research Program Term for an additional [**] ([**]) months. The right of Merck to extend the Late Research Program Term in accordance with this Section 2.9.4 shall exist as long as Merck is using Commercially Reasonable Efforts to develop at least one (1) Product Candidate and is progressing toward selection of a Pre-Clinical Candidate. For the avoidance of doubt, the Late Research Program Term shall end on the date that Merck provides notice to Company regarding the nomination of a Pre-Clinical Candidate, whether or not such term is extended under this Section 2.9.4.

2.9.5

To the extent the consequences of COVID-19 cause a meaningful delay to the Research Program, the Committee shall consider whether to extend the Research Program Term. Any such extension shall be mutually agreed by the Parties, in writing, such agreement not to be unreasonably withheld, conditioned or delayed by either Party.

2.10	Compliance with Law and Ethical Business Practices.

2.10.1

Each Party shall conduct the activities allocated to it under the Research Program in accordance with all applicable laws, rules and regulations including, without limitation, all current governmental regulatory requirements concerning Good Laboratory Practices. Each Party shall notify the other Party in writing of any material deviations from applicable regulatory or legal requirements that would be reasonably expected to have a material adverse effect on the Research Program or the rights of the other Party under this Agreement. Each Party hereby certifies that it has not and will not employ or otherwise use in any capacity the services of any person or entity debarred under Section 21 USC 335a in performing any services hereunder. Each Party shall notify the other Party in writing immediately if any such debarment occurs or comes to its attention, and shall promptly remove any person or entity so disbarred from performing any activities under the Research Program, or function or capacity related to the Research Program. Each Party shall have the right, in its sole discretion, to terminate this Agreement immediately upon written notice to the other Party in the event of any such debarment with respect to the other Party.

2.10.2

Company acknowledges that Merck’s corporate policy requires that Merck’s business must be conducted within the letter and spirit of the law. By signing this Agreement, each Party agrees to conduct the services contemplated herein in a manner which is consistent with both law and good business ethics.

2.10.3

Specifically, each Party warrants that none of its employees, agents, officers or other members of its management are officials, officers, agents, representatives of any government or international public organization. Neither Party shall make any payment, either directly or indirectly, of money or other assets, including but not limited to the compensation Company derives from this Agreement (hereinafter collectively referred as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred as “Officials”) where such Payment would constitute violation of any law. In addition, regardless of legality, neither Party shall make any Payment either directly or indirectly to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of such Party’s business.

2.10.4

Each Party acknowledges that no employee of the other Party or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by the first Party or its agents to any Third Party in violation of terms of this or any other provisions of this Agreement.

2.10.5

Each Party certifies to the other Party that, as of the date of this Agreement, such Party has screened itself, and its officers, directors and employees against the Exclusions Lists and that it has informed the other Party whether it, or any of its officers or directors, has been in Violation. After the execution of this Agreement, each Party shall notify the other Party in writing immediately if any such Violation occurs or comes to its attention.

2.10.6

A Party’s failure to abide by the provisions of this Section 2.10 shall be deemed a material breach of this Agreement. The other Party may in such case and with immediate effect terminate this Agreement at the other Party’s sole discretion upon written notice to the breaching Party and without prejudice to any other remedies that may be available to the other Party.

2.10.7

Each Party shall indemnify and hold the other Party and any of its Affiliates harmless from and against any and all liabilities (including all costs and reasonable attorneys’ fees associated with defending against such claims) that may arise by reason of the acts or omissions of the first Party or its agents or other Third Parties acting on the first Party’s behalf which would constitute a violation of this Section 2.10.

2.11

Animal Research. If animals are used in research hereunder, each Party will comply with the Animal Welfare Act or any other applicable local, state, national and international laws and regulations relating to the care and use of laboratory animals. Each Party encourages the other Party to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Each Party hereby certifies that it has and shall maintain current and valid accreditation from AAALAC during the Term. Any animals which are used in the course of the Research Program, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes.

2.12

Materials. Either Party may, in its sole discretion, provide the other Party with certain materials solely for the purpose of enabling the receiving Party to perform its activities under the Research Program in accordance with the terms of this Agreement (“Materials”). To the extent a Party provides such Materials, such Materials and any derivatives, analogs, modifications or components thereof are not to be used by the other Party or its Affiliates or subcontractors in humans, nor shall any of the Materials, or any derivatives, analogs, modifications or components thereof be transferred, delivered or disclosed to any Third Party without the prior written approval of the providing Party except as provided under the Research Plan. Any unused Materials and any derivatives, analogs, modifications or components thereof shall be, at the providing Party’s option, either returned to the providing Party, or destroyed in accordance with instructions by the providing Party.

2.13

Development, Manufacturing and Commercialization. Following the Research Program Term, Merck (and its Affiliates), either itself or with Third Party(ies), shall have the sole right to (and shall control all aspects of) research, develop (including pre-clinical and clinical development), manufacture, register and commercialize (including marketing, promoting, selling, distributing and determining pricing) Product Candidates and Licensed Products. All development and commercialization efforts with respect to the Product Candidates and Licensed Products shall be at the discretion of Merck, subject to the terms of this Agreement, including Section 2.14 and Section 3.8.

2.14

Development Reports. Following [**], [**] will deliver to [**], within [**] ([**]) days following [**], [**] report summarizing development activities with respect to [**] in such [**] (“Development Report”).

ARTICLE 3 LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION.

3.1	Research Program Licenses.

3.1.1

Subject to the terms of this Agreement, Company hereby grants to Merck a fully-paid, royalty-free, worldwide, non-exclusive license under the Company Know-How, Company Platform Know-How, Company Patent Rights, and Company Platform Patent Rights solely to perform those activities allocated to Merck under the Research Program and to act in accordance with the Research Plan.

3.1.2

Subject to the terms of this Agreement, Merck hereby grants to Company a fully-paid, royalty-free, worldwide, non-exclusive license under the Merck Background IP solely to perform those activities allocated to Company under the Research Program and to act in accordance with the Research Plan.

3.2	Exclusive License Grant.

3.2.1

Subject to the terms of this Agreement, Company hereby grants to Merck an exclusive license (even as to Company) under the Company Patent Rights and Company Platform Patent Rights, and Company’s interest in Joint Patent Rights and Joint Platform Patent Rights, with the right to grant sublicenses in accordance with the terms of Section 3.7: (i) to make, have made, use, import, offer to sell and sell Product Candidates and Licensed Products in the Field in the Territory, and [**].

3.2.2

Subject to the terms of this Agreement, Company hereby grants to Merck an exclusive license (even as to Company) under the Company Know-How and Company Platform Know How, with the right to grant sublicenses in accordance with the terms of Section 3.7, for any and all uses related to the Program Target: (i) to make, have made, use, import, offer to sell and sell Product Candidates and Licensed Products in the Field in the Territory, and [**].

3.2.3

Notwithstanding the scope of the exclusive licenses granted to Merck under Section 3.2.1 and Section 3.2.2, Company shall retain during the Research Program Term all rights necessary or reasonably useful solely in connection with the performance of Company’s obligations under the Research Program in accordance with this Agreement.

3.3	Non-Exclusive License Grants.

3.3.1	[**].

3.3.2	Subject to the terms of this Agreement, [**].

3.3.3	Merck hereby grants to Company a fully-paid, royalty-free, worldwide, non-exclusive license under [**].

3.3.4

If employee(s) of Merck and/or its Affiliates, and/or a Third Party acting on behalf of Merck and/or its Affiliates, conceives an Invention to the extent solely related to the Company Platform, and is not related to any Product Candidate or Licensed Product, then Merck agrees [**] such Merck Information and Inventions and any associated Merck Patent Rights, [**].

3.4

No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications owned or otherwise Controlled by the other Party or its Affiliates.

3.5

Merck Compound Library. Notwithstanding anything to the contrary in this Agreement, Company shall acquire no license or other intellectual property interest from Merck, by implication or otherwise, to make, have made, use, import, offer to sell or sell any compound from the Merck Compound Library or under any patents or patent applications Controlled by Merck or its Affiliates claiming or covering any compound from the Merck Compound Library.

3.6

No Grant of Inconsistent Rights by Company. Company (and its Affiliates) shall not assign, transfer, convey or otherwise grant to any Person or otherwise encumber (including through lien, charge, security interest, mortgage, encumbrance or otherwise) (i) any rights to any Company Know-How, Company Platform Know-How, Company Patent Rights, or Company Platform Patent Rights (or any rights to any intellectual property that would otherwise be included in the Company Know-How, Company Platform Know-How, Company Patent Rights, or Company Platform Patent Rights), in any manner that is inconsistent with or would interfere with the grant of the rights or licenses to Merck hereunder, or (ii) any rights to any Product Candidates or Licensed Products (provided that Company shall grant to Merck the rights to the Product Candidates and Licensed Products as set forth herein).

3.7

Sublicenses. Subject to the terms and conditions of this Agreement (including this Section 3.7), Merck shall have the right to sublicense (through multiple tiers of sublicenses) any or all of the licenses granted to Merck hereunder to one or more Third Parties (each such sublicense, a “Sublicense” and the recipient of any Sublicense, a “Sublicensee”). Merck shall be responsible for ensuring that the performance by any of its Sublicensees is in accordance with the applicable terms of this Agreement, and the grant of any such Sublicense shall not relieve Merck of its obligations under this Agreement.

3.8

Development and Commercialization. Merck shall use Commercially Reasonable Efforts, at its own expense, to (a) develop and seek Marketing Authorization for at least one (1) Licensed Product in the Field, and (b) [**]. Upon reasonable request from Merck, and at Merck’s sole expense, Company shall use Commercially Reasonable Efforts to assist Merck in securing regulatory approval from Regulatory Authorities for the Licensed Products in the Field in the Territory.

3.9

Exclusivity. Subject to Section 10.2.2, during [**], neither Company nor its Affiliates shall (a) directly or indirectly conduct any activities, including research, development and commercialization, on [**] or (b) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly conduct any activities [**], in each case ((a) and (b)) other than in the performance of the activities to be performed by Company under the Research Program as set forth in the Research Plan and in accordance with this Agreement. For clarity, the foregoing obligations under this Section 3.9 shall not apply to any internal research activity conducted by Company or its Affiliates with respect to [**] where the purpose of the research activity is to research or develop [**].

3.10

Excused Performance. The obligations of Merck with respect to any Licensed Product under Section 3.8 are expressly conditioned upon the continuing absence of any adverse condition or event related to the safety or efficacy of the Licensed Product, and the obligation of Merck to develop or market any such Licensed Product shall be delayed or suspended so long as in Merck’s opinion any such condition or event exists.

3.11

Regulatory Matters. In the event that Merck determines that any regulatory filings for any Product Candidates or Licensed Products are required for any activities hereunder, including INDs, NDAs and other Marketing Authorizations (as applicable), then as between the Parties, Merck (or its Affiliate or Related Party) shall have the sole right, in its discretion, to obtain such regulatory filings (in its (or its Affiliate’s or its Related Party’s) name) and as between the Parties, Merck (or its Affiliate or its Related Party) shall be the owner of all such regulatory filings. As between the Parties, Merck (or its Affiliate or Related Party) shall have the sole right to communicate and otherwise interact with Regulatory Authorities with respect to the Product Candidates and/or Licensed Products. For clarity, Company shall have no right to, and shall not, make any regulatory filings related to any Product Candidates or Licensed Products or otherwise interact with any Regulatory Authorities with respect to the Product Candidates or Licensed Products.

ARTICLE 4 CONFIDENTIALITY AND PUBLICATION.

4.1

Nondisclosure Obligation. During the term of the Agreement and for [**] ([**]) years thereafter, except as otherwise expressly set forth in this Agreement, all Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:

4.1.1	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

4.1.2	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

4.1.3	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

4.1.4	is developed by the receiving Party independently of information received from the disclosing Party, as documented by the receiving Party’s business records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

4.2	Authorized Disclosure. Notwithstanding Section 4.1, each Party may disclose the other Party’s Confidential Information:

4.2.1

to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market a Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

4.2.2	in any manner that is reasonably necessary in the receiving Party’s sole discretion to comply with applicable laws, rules, regulations, or judicial or administrative process;

4.2.3

in any manner that is deemed necessary by the receiving Party, to Related Parties (in case Merck is the receiving Party), agent(s), consultant(s), and/or other Third Parties for any and all purposes such Party and its Affiliates deem necessary or advisable in the ordinary course of business in accordance with this Agreement, on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than [**] ([**]) years; or

4.2.4

in any manner that is deemed necessary by counsel to the receiving Party, to such Party’s attorneys, independent accountants, or financial advisors, actual or potential acquisition partners, actual or potential financing sources, or actual or potential investors and underwriters (and in each case, their respective advisors), in each case on a need to know basis, on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations no less stringent than those set forth herein (which may include professional ethical obligations), provided, however, that in no event shall Company be permitted to disclose the chemical structure of any Product Candidate to such Person under this Section 4.2.4.

If a Party is required by judicial or administrative process (including a request for discovery received in an arbitration or litigation proceeding) to disclose Confidential Information that is subject to such Party’s non-disclosure obligations under Section 4.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by the receiving Party by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of Section 4.1, and the receiving Party disclosing Confidential Information pursuant to judicial or administrative process shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

4.3	Company Know How. Company agrees to keep all Company Know How specifically related to the Program Target, Product Candidates, or Licensed Products confidential subject to Section 4.1.

4.4

Publication. Except for disclosures permitted pursuant to Section 4.2, neither Party shall have a right to publish, present, or otherwise publicly disclose the results of the Research Program without the other Party’s written consent prior to the achievement of Research Objective [**]. Following a Go Decision to initiate any activity following the completion of all activities under the Research Plan directed toward achieving Research Objective [**], Merck shall have the sole right to publish, present, or otherwise publicly disclose the results of the Research Program, until and unless the Agreement is terminated in accordance with Section 8.2 or 8.3; provided, however, that Company shall have the sole right to publish, present, or otherwise publicly disclose the results of the Research Program to the extent solely relating to a Replaced Target. Without limiting the foregoing, if either Party, its employee(s) or consultant(s) wish to make a publication or presentation relating to the Research Program in accordance with this Section 4.4, such Party shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least [**] ([**]) days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of up to [**] ([**]) days as necessary to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article 7. Upon expiration of such [**] ([**]) days, the publishing Party shall be free to proceed with the publication or presentation, subject to the restrictions on publication set forth in this Section 4.4. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary scientific or business information prior to submission of the publication or presentation.

4.5

Publicity/Use of Names. Promptly following the Effective Date, Company may issue the press release as mutually agreed by the Parties and attached hereto as Schedule 4.5. Either Party may make subsequent public disclosure of the contents of such press release, provided, however, that unless otherwise required by applicable law, neither Party shall make any other public announcement concerning this Agreement without the prior written consent of the other Party. No Party shall use the name or Trademarks of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by applicable law.

ARTICLE 5 PAYMENTS; ROYALTIES AND REPORTS

5.1

License Fee. In consideration for the licenses and other rights granted to Merck herein under the Company Patent Rights, Company Platform Patent Rights, Company Know-How, and Company Platform Know-How and Company’s undertaking of the activities required under this Agreement, upon the terms and conditions contained herein, Merck shall pay to Company a one-time, non-refundable, non-creditable payment equal to fifteen million dollars ($15,000,000), payable within [**] ([**]) days after the Effective Date.

5.2

Milestone Payments. Subject to the terms and conditions of this Agreement, Merck shall pay to Company the following milestone payments, for which Merck achieves the following milestone events hereunder during the Term:

5.2.1	Research, Development and Regulatory Milestone Payments

(a)

Research Milestones. Merck shall pay to Company the applicable non-refundable, non-creditable amount set forth below following notice in writing by [**] to [**] of a Go Decision (“Research Milestone Payment”). Merck shall make the appropriate Research Milestone Payment within [**] ([**]) days after such written notification, which shall be payable one (1) time, upon the first achievement of each applicable Milestone Event. For the avoidance of doubt, the total Milestone Payments to be paid to Company under this Section 5.2.1(a) shall not exceed [**][**]dollars ($[**]), irrespective of whether a Program Target was substituted or a Milestone Event was achieved more than one (1) time.

Milestone Event	Milestone Payment
[**]	$[**]
[**]	$[**]
[**]	$[**]

(b)

Clinical and Regulatory Milestones. Merck shall pay to Company the amounts set forth below (each, a “Clinical and Regulatory Milestone Payment”) for the first Licensed Product to achieve the corresponding milestone (each, a “Clinical and Regulatory Milestone Event”).

	Milestone Event	Milestone Payment
1	[**]	$	[	**]
2	[**]	$	[	**]
3	[**]	$	[	**]
4	[**]	$	[	**]
5	[**]	$	[	**]
6	[**]	$	[	**]
7	[**]	$	[	**]
8	[**]	$	[	**]
9	[**]	$	[	**]

Clinical and Regulatory Milestone Events (1)-(3) in the above table are intended to be successive. If any of Clinical and Regulatory Milestone Events (1)-(3) is not achieved prior to the achievement of the next successive Clinical and Regulatory Milestone Event or, in the case of Clinical and Regulatory Milestone Event (3), prior to the achievement of any of Clinical and Regulatory Milestone Events (4)-(6) (such unachieved Clinical and Regulatory Milestone Event, the “Skipped Milestone Event,” and such subsequent Clinical and Regulatory Milestone Event, the “Achieved Milestone Event”), then such Skipped Milestone Event shall be deemed to have been achieved upon the achievement of the Achieved Milestone Event. The Clinical and Regulatory Milestone Payment corresponding to a Skipped Milestone Event shall be due at the same time as the Clinical and Regulatory Milestone Payment corresponding to the applicable Achieved Milestone Event.

(c)

Payment Terms for Clinical and Regulatory Milestones. Merck shall notify Company in writing within [**] ([**]) days following the achievement of each clinical and regulatory milestone event under Section 5.2.1(b) and shall make the appropriate milestone payment within [**] ([**]) days after the achievement of such milestone. Each Clinical and Regulatory Milestone Payment shall be payable only upon the initial achievement of the corresponding Clinical and Regulatory Milestone Event and no amounts shall be due hereunder for subsequent or repeated achievements of such Clinical and Regulatory Milestone Event.

5.2.2	Commercial Milestones

(a)

For each Licensed Product, Merck shall pay to Company the non-refundable, non-creditable amounts set forth below upon the first occurrence of such Licensed Product achieving each such annual worldwide Net Sales threshold set forth below. For clarity, (i) each commercial milestone is payable once per financial threshold per Licensed Product such that no more than two (2) commercial milestones shall be paid under this Section 5.2.2(a) with respect to a Licensed Product and (ii) if two (2) commercial milestones are achieved in the same Calendar Year, both milestone payments shall be owed with respect to such Calendar Year.

	Milestone Event	Milestone Payment
1	The achievement of aggregate total of worldwide Net Sales of one Licensed Product in any single Calendar Year of more than [**]dollars ($[**]).	$	[	**]
2	The achievement of aggregate total of worldwide Net Sales of one Licensed Product in any single Calendar Year of more than [**]dollars ($[**]).	$	[	**]

(b)

Merck shall notify Company in writing of the achievement of each commercial milestone event and shall make the corresponding milestone payment under Section 5.2.2(a) within [**] ([**]) days after the end of the Calendar Quarter in which the milestone event was achieved. Following such payment, the subsequent repeated occurrence of the same milestone event for any Licensed Product will not trigger any additional milestone payment.

5.3	Royalties.

5.3.1

Royalties Payable by Merck. Subject to the terms and conditions of this Agreement, Merck shall pay Company royalties, calculated on a Licensed Product-by-Licensed Product and country-by-country basis, as set forth in this Section 5.3.

(a)

Patent Royalties. Subject to the provisions of Section 5.3.1(b), Merck shall pay Company royalties in an amount equal to the following percentage of Net Sales of Licensed Products by Merck or its Related Parties where the sale of Licensed Product is covered by a Valid Patent Claim in the country of sale:

Net Sales	Royalty
For Net Sales in each Calendar Year up to and including [**]dollars ($[**]).	[**]%
For Net Sales in each Calendar Year for the portion of Net Sales exceeding [**]dollars ($[**]) up to and including [**]dollars ($[**]).	[**]%
For Net Sales in each Calendar Year for the portion of Net Sales exceeding [**]dollars ($[**]) up to and including [**] dollars ($[**]).	[**]%
For Net Sales in each Calendar Year for the portion of Net Sales exceeding [**] dollars ($[**]).	[**]%

(b)

Know-How Royalty. Notwithstanding the provisions of Section 5.3.1(a), on a Licensed Product-by-Licensed Product and country-by-country basis, for countries where the sale of a Licensed Product by Merck or its Related Parties is not covered by a Valid Patent Claim, Merck shall pay royalties on the Net Sales of such Licensed Product in such countries at royalty rates that shall be set at [**] percent ([**]%) of the applicable royalty rates determined according to 5.3.1(a). Such royalties shall be calculated after first calculating royalties under Section 5.3.1(a).

(c)

Royalty tiers pursuant to Section 5.3.1(a) and Section 5.3.1(b) shall be calculated based on worldwide Net Sales of each Licensed Product in the Territory, provided that the determination of whether the royalty shall be calculated under Section 5.3.1(a) or 5.3.1(b) shall be determined on a country-by-country basis. Royalties on each Licensed Product at the rates set forth above shall continue on a country-by-country basis until the expiration of the latest of: (i) the last-to-expire Valid Patent Claim in such country; or (ii) [**] ([**]) years from First Commercial Sale of such Licensed Product in such country (the “Royalty Period”).

(d)	All royalties are subject to the following conditions:

(i)	that only one (1) royalty shall be due with respect to the same unit of Licensed Product;

(ii)

that no royalties shall be due upon the sale or other transfer among Merck or its Related Parties (except any Related Party that is an end user of the applicable Licensed Product), but in such cases the royalty shall be due and calculated upon Merck’s or its Related Party’s Net Sales to the first independent Third Party;

(iii)	no royalties shall accrue on the sale or other disposition of Licensed Product by Merck or its Related Parties for use in a Clinical Trial; and

(iv)

no royalties shall accrue on the disposition of Licensed Product in reasonable quantities by Merck or its Related Parties as samples (promotion or otherwise) or as donations, in each case at or below cost (for example, to non-profit institutions or government agencies for a non-commercial purpose).

5.3.2

Change in Sales Practices. The Parties acknowledge that during the term of this Agreement, Merck’s sales practices for the marketing and distribution of Licensed Product may change to the extent to which the calculation of the payment for royalties on Net Sales [**]. In such event the Parties agree to [**].

5.3.3

Royalties for Bulk Compound. In those cases in which Merck sells bulk Product Candidate rather than Licensed Product in packaged form to an independent Third Party, the royalty obligations of this Section 5.3 shall be applicable to the bulk Product Candidate.

5.3.4

Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product Candidate or Licensed Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.3.1, then the royalty amount to be paid by Merck on Net Sales in that country under Section 5.3.1 shall be reduced to the amount paid by the compulsory licensee.

5.3.5

Third Party Licenses. In the event that Merck obtains after the Effective Date a license under, or other rights to, Patent Rights or know-how from any Third Party(ies) that are necessary or reasonably useful in order to make, have made, use, import, offer to sell and/or sell Licensed Product(s) (or Product Candidate(s) contained in such Licensed Product(s)) (hereinafter “Third Party Licenses”), [**] percent ([**]%) of any and all payments (including royalties and any payments for obtaining such right or license) actually paid under such Third Party Licenses by Merck or its Related Parties in connection with the manufacture, use, sale or import, as applicable, of Licensed Product(s) (or Product Candidate(s) contained in such Licensed Product(s)) for a Calendar Quarter shall be creditable against the royalty payments due Company by Merck with respect to the sale of such Licensed Product in such Calendar Quarter. Notwithstanding the foregoing, in no event shall the royalties owed by Merck to Company for such Calendar Quarter be reduced by more than [**] percent ([**]%) pursuant to this Section 5.3.5 (provided, however, that if Merck is not able to fully recover the amounts paid by Merck or its Related Parties under any Third Party License as a result of the foregoing restriction, then Merck shall be entitled to carry forward such right of off-set to future Calendar Quarters with respect to such excess amount). At the reasonable request of Merck, Company shall provide assistance to Merck (or its Related Parties) in obtaining any such Third Party Licenses or otherwise taking action with respect to Patent Rights or know-how or other intellectual property of any Third Party(ies) that may be necessary or useful in order to make, have made, use, import, offer to sell and/or sell Licensed Product(s) (or Product Candidate(s) contained in such Licensed Product(s)). Merck shall reimburse Company for its reasonable, documented, out-of-pocket costs incurred in providing such assistance.

5.4

Reports; Payment of Royalty. During the term of this Agreement with respect to any Calendar Quarter in which there are Net Sales: Merck shall furnish to Company a written royalty report for such Calendar Quarter, which shall be due on the [**] day following the close of such Calendar Quarter, and which royalty report will show [**] (a) [**] and (b) [**]. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Merck shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.5	Audits.

5.5.1

Upon the written request of Company and not more than [**], Merck shall permit an independent certified public accounting firm of nationally recognized standing selected by Company and reasonably acceptable to Merck, at Company’s expense, to have access during normal business hours to such of the records of Merck as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than [**] ([**]) months prior to the date of such request. The accounting firm shall disclose to Company only whether the royalty reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to Company.

5.5.2

If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within [**] ([**]) days of the date Company delivers to Merck such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Company, unless such audit reveals an underpayment of amounts owed to Company of the greater of: (i) [**] percent ([**]%) of the amount that was owed by Merck with respect to the relevant period, or (ii) [**]dollars ($[**]), in which case, Merck will reimburse Company for the reasonable expense incurred by Company in connection with the audit.

5.5.3

Merck shall include in each Sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Merck, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Company’s independent accountant to the same extent required of Merck under this Agreement.

5.5.4

Upon the expiration of [**]([**]) months following the end of any Calendar Year, the calculation of royalties payable with respect to such Calendar Year shall be binding and conclusive upon Company, and Merck and its Related Parties shall be released from any liability or accountability with respect to royalties for such Calendar Year.

5.5.5

Company shall treat all financial information subject to review under this Section 5.5 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.6

Payment Exchange Rate. All payments to be made by Merck to Company under this Agreement shall be made in United States dollars and may be paid by check made to the order of Company or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Company from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Company shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system.

5.7

Income Tax Withholding. Company shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments made by Merck to Company under this Article 5 (“Agreement Payments”). If applicable laws, rules or regulations require the withholding of Taxes , Merck shall make such withholding payments and shall subtract the amount thereof from the Agreement Payments. Merck shall submit to Company appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Merck shall provide Company reasonable assistance in order to allow Company to obtain the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments.

5.8

Value Added Tax. It is understood and agreed between the Parties that any payments made by any Party under this Agreement are exclusive of any value added tax or similar tax imposed upon such payments. Where such tax is properly chargeable in respect of any supply of goods or services made under this Agreement, the Party paying the consideration for that supply will pay the amount of such tax subject to receipt of a valid tax invoice issued in accordance with applicable law.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Effective Date:

6.1.1

such Party is duly organized and validly existing under the laws of the state or jurisdiction of its organization and has full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder, including the Research Program, and to grant the licenses granted by such Party hereunder;

6.1.2

such Party has obtained all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by it as of the Effective Date, as applicable, in connection with the execution, delivery and performance of this Agreement;

6.1.3

such Party (and its Affiliates) has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person debarred under United States law, including under Section 21 USC 335a or any foreign equivalent thereof, in performing any portion of the Research Program;

6.1.4	such Party has or ensures that it will have the resources and capabilities to do the work allocated to it under the Research Plan;

6.1.5

the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of such Party. This Agreement has been duly executed by such Party. This Agreement and any other documents contemplated hereby constitute valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors; and

6.1.6

the execution, delivery and performance by such Party of this Agreement and any other agreements and instruments contemplated hereunder will not (i) in any respect violate any statute, regulation, judgment, order, decree or other restriction of any governmental authority to which such Party is subject, (ii) violate any provision of the corporate charter, by-laws or other organizational documents of such Party, or (iii) constitute a material violation or breach by such Party of any provision of any material contract, agreement or instrument to which such Party is a party or to which such Party may be subject although not a party.

6.2	Company Representations and Warranties. Company represents and warrants to Merck that as of the date of this Agreement:

6.2.1

it (and its Affiliates) has not prior to the Effective Date (i) assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Company Patent Rights or Company Know-How, or (ii) otherwise granted any rights to any Third Parties, in each case of clauses (i) and (ii), that would conflict with the rights granted to Merck hereunder;

6.2.2

to Company’s knowledge, it is the sole and exclusive owner of the Company Patent Rights, the Company Platform Patent Rights, and Company Know-How, all of which are (and shall be, in the case of Company Information and Inventions) free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Company Patent Rights, Company Platform Patent Rights, and Company Know-How;

6.2.3

to Company’s knowledge, the exercise of the license granted to Merck under the Company Platform Know-How and Company Know-How and the performance of activities under the Research Plan do not interfere with or infringe any intellectual property rights owned or possessed by any Third Party;

6.2.4

there are no claims, judgments or settlements against or owed by Company (or any of its Affiliates) and no pending or, to Company’s knowledge, threatened claims or litigation relating to the Company Know-How;

6.2.5

Company has disclosed to Merck all reasonably relevant information regarding the Company Know-How licensed under this Agreement, including any material license agreements related to the Company Know-How;

6.2.6	there are no opinions related to the Company Know-How licensed under this Agreement;

6.2.7

neither it nor any of its Affiliates has received any written notification from a Third Party that the use of the Company Know-How or Company Platform Know-How, including use of the Company Platform, infringes or misappropriates the Patent Rights or know-how owned or controlled by such Third Party (excluding written notification from a Third Party related to infringement or misappropriation of Patent Rights and know-how to which Company has subsequently obtained a license); and Company has no knowledge that a Third Party has any basis for any such claim;

6.2.8	there are no Company Platform Patent Rights existing as of the Effective Date;

6.2.9

all research and development (including non-clinical studies and Clinical Trials, as applicable) related to the Company Platform prior to the Effective Date has been conducted in accordance with all applicable laws; and

6.2.10

there are no agreements (including any licenses), written or oral, granting any licenses or other rights to (or from) Company (or any of its Affiliates) relating to the Company Platform or the Company Know-How in connection with the Initial Target.

ARTICLE 7 PATENT PROVISIONS.

7.1	Filing, Prosecution and Maintenance of Patents.

7.1.1

[**] Patent Rights. [**] shall have the first right to file patent applications claiming [**] Information and Inventions (for clarity, excluding [**] [**] Information and Inventions). [**] shall promptly disclose to [**] in writing the conception, creation and/or discovery of such [**] Information and Inventions to which one or more patent applications may be filed. [**] shall give [**] an opportunity to review the text of any patent application before filing, shall consult with [**] with respect thereto, and shall supply [**] with a copy of the application as filed, together with notice of its filing date and serial number. [**] has the first right to prosecute and maintain in the Territory, upon appropriate consultation with [**], the [**] Patent Rights licensed to [**] under this Agreement (for clarity, excluding [**] Platform Patent Rights). [**] shall keep [**] advised of the status of such [**] Patent Rights and shall provide advance copies of any papers related to the prosecution and maintenance of such [**] Patent Rights. [**] shall promptly give notice to [**] of the grant, lapse, revocation, surrender, invalidation or abandonment of any [**] Patent Rights licensed to [**] for which [**] is responsible for the prosecution and maintenance. [**] shall give reasonable notice to [**] of any desire to cease prosecution and/or maintenance of [**] Patent Rights on a country-by-country basis in the Territory and, in such case, shall permit [**], in its sole discretion, to continue prosecution or maintenance of such [**] Patent Rights at its own expense.

7.1.2

Joint Patent Rights. [**] shall have the first right to file, prosecute, and maintain patents and patent applications claiming Joint Information and Inventions. Each Party shall promptly disclose to the other Party in writing the conception, creation and/or discovery of such Joint Information and Inventions to which one or more patent applications may be filed. [**] shall keep [**] advised of the status of any actual and prospective patent filings and upon [**] request, shall provide advance copies of any papers related to the filing of patent applications claiming or covering such Joint Information and Inventions and the prosecution and maintenance of Joint Patent Rights. [**] shall give reasonable notice to [**] of any desire to cease prosecution and/or maintenance of such Joint Patent Rights on a country-by-country basis in the Territory and, in such case, shall permit [**], in its sole discretion, to continue prosecution or maintenance of such Joint Patent Rights at its own expense. If [**] elects to continue prosecution or maintenance of such Joint Patent Rights, [**] shall execute documents in a timely manner as may be reasonably necessary to allow [**] to continue such prosecution or maintenance.

7.1.3

Company Platform Patent Rights. Notwithstanding anything to the contrary in this Agreement, Company shall have the sole right to file, prosecute, and maintain Patent Rights claiming or covering Company Platform Know-How, at its sole discretion. Notwithstanding the foregoing, prior to filing any patent application claiming or covering Company Platform Information and Inventions, [**].

7.1.4

Joint Platform Patent Rights. Company shall have the first right to file, prosecute, and maintain patents and patent applications claiming or covering Joint Platform Information and Inventions. Each Party shall promptly disclose to the other Party in writing the conception, creation and/or discovery of such Joint Platform Information and Inventions to which one or more patent applications may be filed. [**]. Company shall give reasonable notice to Merck of any desire to cease prosecution and/or maintenance of such Joint Platform Patent Rights on a country-by-country basis in the Territory and, in such case, shall permit Merck, in its sole discretion, to continue prosecution or maintenance of such Joint Platform Patent Rights at its own expense. If Merck elects to continue prosecution or maintenance of such Joint Platform Patent Rights, Company shall execute documents in a timely manner as may be reasonably necessary to allow Merck to continue such prosecution or maintenance.

7.1.5

Patent Term Extension. The Parties shall cooperate fully with each other to provide necessary information and assistance, as the other Party may reasonably request, in obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Company Patent Rights and Joint Patent Rights (but, for clarity, not Joint Platform Patent Rights). In the event that elections with respect to obtaining such patent term extension are to be made, Merck shall have the right to make the election and Company agrees to abide by such election.

7.1.6

Other Cooperation. The Parties agree to cooperate fully and provide any information and assistance that either may reasonably request for the filing, prosecution and maintenance of Company Patent Rights, Joint Patent Rights and Joint Platform Patent Rights. The Parties further agree to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 102(c) for U.S. patents and patent applications.

7.1.7

Filing, Prosecution and Maintenance Expenses. With respect to all filing, prosecution and maintenance activities under this Article 7, the filing and/or prosecuting Party shall be responsible for payment of all costs and expenses related to such activities.

7.1.8

Inventor Remuneration. Each Party shall comply with all applicable country-specific inventor remuneration laws and regulations, including Article 6 of the Third Amendment of Chinese Patent Law, associated with Merck Patent Rights, Company Patent Rights, Company Platform Patent Rights, Joint Patent Rights, and Joint Platform Patent Rights, as applicable, when inventor remuneration obligations are triggered by an employee of such Party and/or its Affiliates, or a Third Party acting on behalf of such Party and/or its Affiliates.

7.2	Interference, Derivation, Opposition, Reexamination, Reissue, Supplemental Examination, Inter Partes Review and Post-Grant Review Proceedings.

7.2.1

Third Party Initiated Proceedings. Each Party shall, within [**] ([**]) days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, derivation proceeding, opposition, reexamination requested by a Third Party, inter partes review, post-grant review or similar contested administrative proceeding involving a Third Party (“Third Party Initiated Proceedings”) relating to [**] Patent Rights, Joint Patent Rights, or Joint Platform Patent Rights. [**] and [**] shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. [**] shall have the first right to control such proceedings with respect to [**] Patent Rights and Joint Patent Rights, and [**] shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld or delayed. [**] shall have the first right to control such proceedings with respect to Joint Platform Patent Rights, and [**] shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld or delayed.

7.2.2	Party Initiated Proceedings.

(a)

[**] Patent Rights and Joint Patent Rights. [**] shall have the first right to initiate a reexamination, supplemental examination, reissue or similar administrative proceeding (“Party Initiated Proceedings”) relating to [**] Patent Rights or Joint Patent Rights. Notwithstanding the foregoing, [**] shall not initiate any such proceeding without the prior written consent of [**], which consent shall not be unreasonably withheld, conditioned or delayed. [**] shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld, conditioned or delayed. If there is disagreement regarding whether a Party Initiated Proceeding relating to such [**] Patent Rights or Joint Patent Rights should be initiated, such disagreement shall be referred to the senior intellectual property officers of the Parties. In the event that these two executives do not, after reasonable good faith efforts, reach agreement, the resolution and/or course of conduct shall be determined by [**]. In the event that [**] chooses not to initiate a proceeding under this Section 7.2.2(a), and upon [**] written consent, which consent shall not be unreasonably withheld, conditioned or delayed, [**] shall have the right to initiate such proceedings. The initiating Party under this Section 7.2.2(a) shall have the first right to control such proceedings.

(b)

Joint Platform Patent Rights. [**] shall have the first right to initiate a Party Initiated Proceeding relating to Joint Platform Patent Rights. Notwithstanding the foregoing, [**] shall not initiate any such proceeding without the prior written consent of [**], which consent shall not be unreasonably withheld, conditioned or delayed. [**] shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld, conditioned or delayed. If there is disagreement regarding whether a Party Initiated Proceeding relating to Joint Platform Patent Rights, should be initiated, such disagreement shall be referred to the senior intellectual property officers of the Parties. In the event that these two executives do not, after reasonable good faith efforts, reach agreement, the resolution and/or course of conduct shall be determined by [**]. In the event that [**] chooses not to initiate a proceeding under this Section 7.2.2(b), and upon [**] written consent, which consent shall not be unreasonably withheld, conditioned or delayed, [**] shall have the right to initiate such proceedings. The initiating Party under this Section 7.2.2(b) shall have the first right to control such proceedings.

7.2.3

[**] Platform Patent Rights. Notwithstanding anything to the contrary in this Agreement, [**] shall have the sole right to control Third Party Initiated Proceedings and to initiate a Party Initiated Proceeding relating to [**] Platform Patent Rights and [**] shall have no right to review or approve any submissions related thereto.

7.2.4

Cooperation. In connection with any administrative proceeding under Section 7.2.1, [**] and [**] shall cooperate fully and provide each other with any information or assistance that either may reasonably request. The Parties shall keep each other informed of developments in any such action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto. For any proceeding not controlled by [**], [**] shall obtain prior approval from Merck of any settlement offer or settlement agreement.

7.2.5	Expenses. The Party controlling any administrative proceeding pursuant to Section 7.2.1 and Section 7.2.2 shall bear all expenses related thereto.

7.3	Enforcement and Defense.

7.3.1

The Parties shall give notice to each other of either (i) any infringement of [**] Patent Rights, Joint Patent Rights, or Joint Platform Patent Rights, or (ii) any misappropriation or misuse of [**] Know-How, that may come to its attention. [**] and [**] shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both [**] and [**], to terminate any infringement of [**] Patent Rights, Joint Patent Rights, or Joint Platform Patent Rights. [**], upon notice to [**], shall have the first right to initiate and prosecute such legal action at its own expense and in the name of [**] and/or [**], or to control the defense of any declaratory judgment action relating to [**] Patent Rights or Joint Patent Rights. [**], upon notice to [**], shall have the first right to initiate and prosecute such legal action at its own expense and in the name of [**] and/or [**], or to control the defense of any declaratory judgment action relating to Joint Platform Patent Rights. Each Party shall have the right to be represented by counsel of its own choice.

7.3.2

[**] shall promptly inform [**] if it elects not to exercise its first right under Section 7.3.1 to initiate and prosecute legal action related to [**] Patent Rights or Joint Patent Rights, and [**] shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of [**] and, if necessary, [**]. If [**] elects to do so, the costs of any agreed-upon course of action to terminate infringement of [**] Patent Rights or Joint Patent Rights, including without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be paid by [**]. [**] shall promptly inform [**] if it elects not to exercise its first right under Section 7.3.1 to initiate and prosecute legal action related to Joint Platform Patent Rights, and [**] shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of [**] and, if necessary, Company. If [**] elects to do so, the costs of any agreed-upon course of action to terminate infringement of Joint Platform Patent Rights, including without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be paid by [**]. Each Party shall have the right to be represented by counsel of its own choice.

7.3.3

For any action to terminate any infringement of [**] Patent Rights, Joint Patent Rights, or Joint Platform Patent Rights, or any misappropriation or misuse of [**] Know-How, in the event that a Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the Party to initiate litigation to prosecute and maintain such action under this Section 7.3 or otherwise. In connection with any action or potential action, [**] and [**] will cooperate fully and will provide each other with any information or assistance that either may reasonably request, including cooperating with regard to any pre-litigation review of the [**] Patent Rights, Joint Patent Rights, and Joint Platform Patent Rights. Each Party shall keep the other informed of developments in any action or proceeding. For any proceeding to terminate any infringement of [**] Patent Rights, Joint Patent Rights, or Joint Platform Patent Rights that is not controlled by [**] under this Section 7.3 and not related to infringement of the [**] Platform Patent Rights, [**] shall obtain prior approval from [**] of any settlement offer or settlement agreement.

7.3.4

Any recovery obtained by either or both [**] and [**] in connection with or as a result of any action contemplated by Section 7.3, whether by settlement or otherwise, shall be shared in order as follows:

(a)	the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b)	the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c)	[**].

7.3.5

Each Party shall inform the other Party of any certification regarding any [**] Patent Rights or Joint Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV), or its successor provisions or any similar provisions in a country in the Territory other than the United States, and shall provide a copy of such certification within [**] ([**]) days of receipt. [**] has the first right to initiate and prosecute any legal action as a result of such certification; provided, however, that [**] shall inform [**] of such decision to initiate such action within [**] ([**]) days of receipt of the certification, after which time [**] shall have the right to initiate and prosecute such action. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action. [**] and [**] rights and obligations with respect to the prosecution of any legal action as a result of such certification and any recovery obtained as a result of such legal action shall be as defined in Section 7.3.3 and Section 7.3.4.

7.3.6

[**] shall inform [**] of any matter of which it becomes aware concerning the submission of an application to the U.S. Food & Drug Administration under Section 351(k) of the U.S. Public Health Services Act (42 USC 262(k)), or to a similar agency under any similar provisions in a country in the Territory, seeking approval of a biosimilar or interchangeable biological product with regard to which [**] is a reference product sponsor involving [**] Patent Rights or Joint Patent Rights (“Biosimilar Application”). [**] shall provide [**] with the unopened Biosimilar Application within [**] ([**]) days of receipt. Notwithstanding the foregoing provisions of Sections 7.3.1-7.3.5, [**] shall have the sole right, in its discretion, to control any legal action and any activity taken to resolve a dispute with respect to any infringement of [**] Patent Rights or Joint Patent Rights with respect to any Biosimilar Application, including selection of any patents for listing under 42 U.S.C. §262(l), and [**] shall have no rights in connection therewith. For any action with respect to any infringement of [**] Patent Rights or Joint Patent Rights with respect to any Biosimilar Application, in the event that [**] is unable to initiate or prosecute such action solely in its own name, [**] will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for [**] to initiate, prosecute, and maintain such action. In connection with any action, [**] shall cooperate with [**] and provide [**] with information and assistance that [**] may reasonably request, including as defined in Section 7.3.3.

7.3.7

[**] [**] Patent Rights. Notwithstanding anything to the contrary in this Agreement, [**] shall have the sole right, in its sole discretion, to initiate and prosecute legal action at its own expense to terminate (i) any infringement of [**] Patent Rights, or (ii) any misappropriation or misuse of [**] Know-How, or to control the defense of any declaratory judgment action relating to the foregoing or otherwise relating to [**] Patent Rights or [**] Know-How.

7.4

Merck Patent Rights, Merck Know-How, and Merck Information and Inventions. Notwithstanding anything to the contrary in this Agreement, Merck shall have the sole right and discretion to (i) file, prosecute, and maintain Merck Patent Rights in the Territory; (ii) enforce any Merck Patent Rights and protect against any misappropriation or misuse of Merck Know-How and Merck Information and Inventions in the Territory; (iii) control any Third Party Initiated

Proceedings relating to Merck Patent Rights; and (iv) initiate and control any Party Initiated Proceedings relating to Merck Patent Rights. Merck shall promptly give notice to Company of the filing of any Merck Patent Right claiming an Invention to the extent solely related to the Company Platform, and is not related to any Product Candidate or Licensed Product.

7.5

Patent Rights Directed to Replaced Target. Notwithstanding anything to the contrary in this Agreement, upon substitution of a Program Target, [**] shall have the sole right to file, prosecute, and maintain [**] directed to the Replaced Target. In the event that such [**] are in existence as of the effective date of such substitution, [**] shall execute documents in a timely manner as may be reasonably necessary to allow [**] to continue such prosecution or maintenance.

ARTICLE 8 TERM AND TERMINATION

8.1

Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 8.2 or 8.3, this Agreement shall continue in full force and effect until one or more Licensed Products has received Marketing Authorization and, thereafter, until expiration of all royalty obligations hereunder. Upon expiration of this Agreement, Merck’s licenses pursuant to Section 3.2 and 3.3 shall become fully paid-up, perpetual licenses.

8.2	Termination Other Than for Cause.

8.2.1

Termination by Merck Other Than for Cause. Notwithstanding anything contained herein to the contrary, Merck shall have the right to terminate this Agreement at any time in its sole discretion by giving [**] ([**]) days’ advance written notice to Company. For the avoidance of doubt, termination by Merck under this Section 8.2.1 can be effected only through a written notice specifically referring to this Section 8.2.1.

8.2.2

Termination in the Event of a “No Go” Decision. Notwithstanding anything contained herein to the contrary, the Agreement shall automatically terminate in accordance with the terms set forth in Section 2.2.2(b) in the event that the conditions set forth in Section 2.2.2(b) are met.

8.2.3	Effect of Termination under Section 8.2.

(a)

No later than [**] ([**]) days after the effective date of such termination, each Party shall return or cause to be returned to the other Party all Information in tangible form received from the other Party and all copies thereof; provided, however, that each Party may retain any Information reasonably necessary for such Party’s continued practice under any license(s) which do not terminate pursuant to this section, and may keep one (1) copy of Information received from the other Party in its confidential files for record purposes, to demonstrate compliance with its obligations, or assert its rights, under this Agreement, or to comply with applicable law; and further, provided, that a Party shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (i) maintained only on centralized storage servers (and not on personal computers or devices), (ii) not accessible by any of its personnel (other than its information technology specialists), and (iii) are not otherwise accessed subsequently except with the written consent of the disclosing Party or as required by law or legal process. Such retained copies of Information shall remain subject to the confidentiality and non-use obligations herein.

(b)	In the event of termination under this Section 8.2:

(i)	Merck shall pay any amounts then due and owing as of the termination date;

(ii)

Merck shall cooperate and assist in transitioning to Company the prosecution and maintenance of [**] as of the effective date of termination, including by executing documents in a timely manner as may be reasonably necessary to allow Company to continue such prosecution and maintenance;

(iii)

any unused Materials and any derivatives, analogs, modifications or components thereof shall be, at the providing Party’s option, either promptly returned to the providing Party, or promptly destroyed in accordance with instructions by the providing Party;

(iv)

except for the surviving provisions set forth in Section 8.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination; provided, however, that Merck shall have a fully paid up non-exclusive license to use Company Information and Inventions and to exploit any Patent Rights claiming Company Information and Inventions for research purposes only;

(v)

Merck shall not, and shall ensure that its Affiliates, Sublicensees and distributors shall not, sell, offer for sale or otherwise commercialize any Licensed Product or Product Candidate; provided, however, that Merck and its Affiliates, Sublicensees and distributors shall be entitled, during the [**] ([**]) month period immediately following the effective date of termination, to finish any work-in-progress and to sell any Licensed Product or Product Candidate remaining in inventory, in accordance with the terms of this Agreement (including Article 5 of this Agreement); and

(vi)	upon termination, the Parties shall confer to determine how the Joint Patent Rights and Joint Platform Patent Rights will be addressed.

8.3	Termination for Cause.

8.3.1	Cause for Termination. This Agreement may be terminated at any time during the term of this Agreement:

(a)

upon written notice by either Party if the other Party is in material breach of this Agreement by causes and reasons within its control and has not cured such breach within [**] ([**]) days after notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the [**] ([**])-day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 10.7;

(b)	upon written notice by either Party if the other Party is in breach of the relevant terms set forth in Section 2.10.1 or Section 2.10.5; or

(c)

by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [**] ([**]) days after the filing thereof.

8.3.2	Effect of Termination for Cause on License.

(a)

No later than [**] ([**]) days after the effective date of termination under this Section 8.3, each Party shall return or cause to be returned to the other Party all Information in tangible form received from the other Party and all copies thereof; provided, however, that each Party may retain any Information reasonably necessary for such Party’s continued practice under any license(s) which do not terminate pursuant to this section, and may keep one (1) copy of Information received from the other Party in its confidential files for record purposes, to demonstrate compliance with its obligations, or assert its rights, under this Agreement, or to comply with applicable law; and further, provided, that a Party shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (i) maintained only on centralized storage servers (and not on personal computers or devices), (ii) not accessible by any of its personnel (other than its information technology specialists), and (iii) are not otherwise accessed subsequently except with the written consent of the disclosing Party or as required by law or legal process. Such retained copies of Information shall remain subject to the confidentiality and non-use obligations herein.

(b)

Any unused Materials and any derivatives, analogs, modifications or components thereof shall be, at the providing Party’s option, either promptly returned to the providing Party, or promptly destroyed in accordance with instructions by the providing Party.

(c)	In the event of termination under Section 8.3.1(c), the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

(d)	Merck shall pay any amounts then due and owing as of the termination date.

(e)

If Merck terminates this Agreement under Section 8.3.1(a) or Section 8.3.1(b) [**], (i) all Milestone Payments and Royalty Payments shall be reduced by [**] percent ([**]%) from those set forth in Section 5.2 and Section 5.3; (ii) all licenses and other rights granted by Company to Merck under this Agreement will remain in effect and become perpetual, subject to the obligation of Merck to pay Milestone Payments and Royalty Payments in accordance with clause (i); (iii) Company shall, within [**] ([**]) days after the effective date of such termination, return or cause to be returned to Merck all Licensed Products and Product Candidates; and (iv) except for the surviving provisions set forth in Section 8.4, the rights of Company and the obligations of the Parties hereunder shall terminate as of the date of such termination.

(f)

If Merck terminates this Agreement under Section 8.3.1(a) or Section 8.3.1(b) [**], (i) Merck’s licenses pursuant to Sections 3.1 through 3.3 shall become fully paid-up, perpetual licenses and all other rights granted to Merck by Company under this

Agreement will remain in effect; (ii) Company shall, within [**] ([**]) days after the effective date of such termination, return or cause to be returned to Merck all Licensed Products and Product Candidates; and (iii) except for the surviving provisions set forth in Section 8.4, the rights of Company and the obligations of the Parties hereunder shall terminate as of the date of such termination.

(g)

If Company terminates this Agreement under Section 8.3.1(a) or Section 8.3.1(b): (i) Merck’s licenses pursuant to Sections 3.1 through and 3.3 shall terminate as of such termination date, (ii) Merck shall promptly cooperate and assist in transitioning to Company the prosecution and maintenance of any Company Patent Right that Merck is prosecuting or maintaining pursuant to Section 7.1 as of the effective date of termination, including by executing documents in a timely manner as may be reasonably necessary to allow Company to continue such prosecution and maintenance, (iii) Merck shall not, and shall ensure that its Affiliates, Sublicensees and distributors shall not, sell, offer for sale or otherwise commercialize any Licensed Product or Product Candidate; provided, however, that Merck and its Affiliates, Sublicensees and distributors shall be entitled, during the [**] ([**])-month period immediately following the effective date of termination, to finish any work-in-progress and to sell any Licensed Product or Product Candidate remaining in inventory, in accordance with the terms of this Agreement (including Article 5 of this Agreement); and (iv) except for the surviving provisions set forth in Section 8.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

(h)

If this Agreement is terminated by Merck pursuant to Section 8.3.1(c) due to the rejection of this Agreement by or on behalf of Company under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by Company to Merck are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that Merck, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Company under the Code, Merck shall be entitled to a complete duplicate of or complete access to (as Merck deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Merck (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by Merck, unless Company elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Company upon written request therefore by Merck. The foregoing provisions of this paragraph are without prejudice to any rights Merck may have arising under the Code or other applicable law.

8.4

Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Licensed Product(s) or Product Candidate sold prior to such expiration or termination. The provisions of Article 4 shall survive the expiration or termination of this Agreement and shall continue in effect for [**]([**]) years thereafter. In addition, the provisions of Article 1, Section 2.8, Article 6, Article

7, Section 3.3.4, Section 3.4, Section 3.5, Section 3.6, Section 8.1, Section 8.2.3, Section 8.3.2, Section 8.4, Article 9 and Article 10, and Section 2.8 shall survive any expiration or termination of this Agreement.

ARTICLE 9 INDEMNIFICATION

9.1

Indemnification by Merck. Merck will defend, and indemnify and hold harmless, Company and its Affiliates and its and their respective directors, officers, employees, agents, representatives and assigns (collectively, the “Company Indemnified Parties”), from and against any and all liabilities, damages, losses, costs and expenses, including reasonable attorneys’ fees and expenses (collectively, “Losses”), to the extent arising out of or resulting from any Third Party suits, claims, actions, proceedings or demands (“Third Party Claims”) to the extent based upon:

9.1.1	any breach of any representation, warranty or covenant [**];

9.1.2	[**] by Merck or its Affiliates, subcontractors or Sublicensees (but expressly excluding any Third Party Claims based on [**]); or

9.1.3	the gross negligence or willful misconduct of Merck or any of the Merck Indemnified Parties in [**];

provided that, in the case of each of Sections 9.1.1 through 9.1.3 above, Merck will not be obligated to so defend, and indemnify and hold harmless, the Company Indemnified Parties for any Third Party Claims to the extent that Company has an obligation to indemnify the Merck Indemnified Parties under Section 9.2.

9.2

Indemnification by Company. Company will defend, and indemnify and hold harmless, Merck and its Affiliates and Sublicensees and its and their respective directors, officers, employees, agents, representatives and assigns (collectively, the “Merck Indemnified Parties”), from and against any and all Losses, to the extent arising out of or resulting from any Third Party Claims to the extent based upon:

9.2.1	any breach of any representation, warranty or covenant [**];

9.2.2	Merck’s or Merck’s Affiliate’s or Sublicensees’ use or employment [**]; or

9.2.3	the gross negligence or willful misconduct of Company or any of the Company Indemnified Parties [**];

provided that, in the case of each of Sections 9.2.1 through 9.2.3 above, Company will not be obligated to so defend, and indemnify and hold harmless, the Merck Indemnified Parties for any Third Party Claims to the extent that Merck has an obligation to indemnify the Company Indemnified Parties under Section 9.1.

9.3

Procedure. A Person entitled to indemnification under this Article 9 (an “Indemnified Party”) will give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Third Party Claim for which indemnification may be sought as soon as reasonably practicable, upon the assertion of any such Third Party Claim (it being understood and agreed, however, that any delay or failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 9.3 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such delay or failure materially prejudices the Indemnifying Party’s ability to defend against the relevant claims). Within [**] ([**]) Business Days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party will control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party will reimburse the Indemnified Party for all costs and expenses, including attorney fees, incurred by the Indemnified Party in defending itself within [**] ([**]) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense will keep the other Party advised of the status of such Third Party Claim and the defense thereof and will consider recommendations made by the other Party with respect thereto. The Indemnified Party will not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed, agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that [**].

ARTICLE 10 MISCELLANEOUS

10.1

Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, pandemics or epidemics, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

10.2	Assignment; Change of Control.

10.2.1

Assignment. Except as provided in this Section 10.2.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement, in whole or in part, and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the subject matter of this Agreement, or in the event of its merger or consolidation or change in control or similar transaction. Any attempted assignment not in accordance with this Section 10.2.1 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

10.2.2	Change of Control of Company.

(a)

Notwithstanding the provisions of Section 3.9, if Company undergoes a Change of Control during the term of this Agreement and, as of immediately prior to or following the closing of such Change of Control, any Person that becomes an Independent Affiliate of Company upon such Change of Control or any of such Person’s Affiliates existing immediately prior to such Change of Control or following such Change of Control other than the Company or Affiliates of Company existing prior to such Change of Control (collectively, the “Company Acquirer”) is researching, developing, manufacturing or commercializing any product, the research, development, manufacture or commercialization of which product in the Territory would, but for the provisions of this Section 10.2.2 constitute a breach of Section 3.9 (such product, a “Distracting Product”), then Company will not be in breach of Section 3.9 as a result of such activities with respect to any such Distracting Product (provided that, with respect to Distracting Products that arise after such Change of Control, the Company Acquirer does not access or use any intellectual property Controlled by Company in the conduct of activities related to such Distracting Product), and Company or the Company Acquirer, as applicable, will, (i) adopt reasonable procedures to segregate all research, development or commercialization activities relating to the Distracting Product from research, development and commercialization with respect to compounds or products (including Product Candidates and Licensed Products) under this Agreement, and conduct any activities under the Research Program separately from all activities relating to the Distracting Product, including through the maintenance of separate lab notebooks and records; and (ii) establish reasonable firewall protections and safeguards designed to ensure the activities of its personnel under the Research Program are segregated from all activities relating to the Distracting Product, including reasonable efforts to ensure that (x) none of its personnel involved in performing development or commercialization activities with respect to the Distracting Product have access to non-public plans or information relating to the development or commercialization of Product Candidates or Licensed Products under this Agreement and (y) none of its personnel involved in performing development activities with respect to the Product Candidates or Licensed Products under this Agreement have access to non-public plans or information relating to the development or commercialization of the Distracting Product (except that management personnel may [**]).

(b)

Upon a Change of Control of Company, Company shall adopt reasonable procedures to be agreed upon in writing with Merck to prevent the disclosure of all information of Merck and its Affiliates and other information with respect to development and commercialization of Product Candidates and Licensed Products. Upon such Change of Control, Merck shall have no further obligation to provide Development Reports pursuant to Section 2.14, and Merck’s obligation to provide royalty reports pursuant to Section 5.4 shall be limited to reporting Merck’s total worldwide royalty obligations.

10.3

Use of Affiliates. Each Party shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates, provided that each Party shall be responsible for the exercise of its rights and the performance of its obligations under this Agreement.

10.4

Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.5

Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by e-mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Company, to:

Foghorn Therapeutics Inc.

100 Binney Street, Suite 610, Cambridge, MA 02142

Attention: Head of Business Development

with a copy to:

Foghorn Therapeutics Inc.

100 Binney Street, Suite 610, Cambridge, MA 02142

Attention: Head of Legal

E-mail: [**]

and:	Ropes & Gray LLP Prudential Tower 800 Boylston Street, Boston, MA 02199 Attention: Marc Rubenstein E-mail: marc.rubenstein@ropesgray.com

if to Merck, to:	Merck Sharp & Dohme Corp. One Merck Drive Whitehouse Station, NJ 08889-0100 Attention: Office of Secretary E-mail: [**]

and	Merck Sharp & Dohme Corp. 2000 Galloping Hill Road PO Box 539 Mailstop K-1-4161 Kenilworth, NJ 07033-1310 Attention: Senior Vice President, Business Development

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing, if sent by mail. The Parties hereby agree that, to the extent permitted by law, any notice provided in accordance with this Section shall constitute due service of process with respect to any legal proceeding between the Parties arising hereunder and that compliance with the Hague Convention for the Service of Process, if otherwise applicable, shall not be required.

10.6	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws or renvoi.

10.7	Dispute Resolution.

10.7.1

The Parties shall negotiate and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof (a “Dispute”). Any Party shall give the other Party written notice of any Dispute not resolved in the normal course of business. Within [**] ([**]) days from the date of delivery of such notice, the receiving Party shall submit to the other Party a written response. The notice and response shall include (A) a statement of that Party’s position and a summary of arguments supporting that position, and (B) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within [**] ([**]) days from the date of delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. These executives shall have the authority to settle the Dispute and shall be at a higher level of management than the persons with direct responsibility for administration of this Agreement. All negotiations pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

10.7.2

If the Parties do not fully settle following the procedure in Section 10.7.1, and a Party wishes to pursue the matter, each dispute, controversy or claim arising from or related to this Agreement or the breach thereof that is not an Excluded Claim shall be brought in the federal court for the Southern District of New York, if federal jurisdiction is available, or, alternatively, in the state courts in Manhattan, New York. Each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in such courts, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum, and (c) any claim that such court does not have jurisdiction with respect to such litigation. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.

10.7.3

As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) a decision by the Committee or Merck within the proper scope of the Committee’s authority pursuant to Section 2.4 (but, for clarity, not a dispute, controversy or claim that concerns whether a decision by the Committee is within the proper scope of the Committee’s authority pursuant to Section 2.4), which shall be arbitrable or justiciable in any forum; (b) the validity or infringement of a patent, Trademark or copyright; or (c) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Any action concerning Excluded Claims identified in clauses (b) and (c) of this Paragraph may be brought in any court having jurisdiction.

10.7.4

Notwithstanding the foregoing in this Section 10.7, nothing contained in this Agreement will in any way limit or preclude a Party from, at any time, [**] if necessary to protect the interests of such Party. Each Party agrees that its [**], and that such other Party will be entitled to obtain timely injunctive relief with respect to such breach, [**], as well as any further relief that may be granted by a court of competent jurisdiction.

10.8

Limitation of Liability. Notwithstanding anything to the contrary contained herein, neither Party shall be liable to the other Party under any theory for any special, incidental, indirect, consequential or other similar damages, or any punitive damages, whether arising directly or indirectly out of the transactions contemplated by this Agreement and, to be clear, neither party shall be entitled to recover for any lost profit or lost sale damages of any kind, whether those claimed damages are direct or indirect.

10.9

Entire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof, including the CDA, are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

10.10

Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

10.11

Independent Contractors. It is expressly agreed that Company and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Company nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

10.12

Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

10.13

Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.14

Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (e) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (f) the word “or” is used in the inclusive sense (and/or), (g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (h) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term that is defined herein shall be interpreted in a correlative manner, and (i) all references to “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature.

10.15

Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

10.16

Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After facsimile or electronic transmission, the Parties agree to execute and exchange documents with original signatures.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MERCK SHARP & DOHME CORP.		FOGHORN THERAPEUTICS INC.

BY :	/s/ Benjamin Thorner	BY:	/s/ Adrian Gottschalk
NAME:	Benjamin Thorner	NAME:	Adrian Gottschalk

TITLE:	SVP & Head of BD&L, MRL	TITLE:	President & CEO

SCHEDULE 1.18

COMPANY PLATFORM

[**]

SCHEDULE 2.1.1

RESEARCH PLAN

[**]

SCHEDULE 2.1.2

PRE-APPROVED FOGHORN CONTRACTORS

[**]

SCHEDULE 2.2.1

RESEARCH OBJECTIVES

[**]

SCHEDULE 4.5

PRESS RELEASE

Foghorn® Therapeutics Announces Collaboration with Merck to Discover and

Develop Novel Oncology Therapeutics Against Transcription Factor Target

Cambridge, MA.— [DATE TBD], 2020— Foghorn® Therapeutics Inc., a company advancing an unprecedented class of therapeutics targeting the chromatin regulatory system in oncology, announced that it has entered into a strategic collaboration with Merck, known as MSD outside the United States and Canada. The collaboration will apply Foghorn’s proprietary Gene Traffic Control™ product platform to discover and develop novel therapeutics against a transcription factor target believed to be relevant to a broad range of cancer patients.

The target is one of Foghorn’s growing number of programs emerging from the company’s product-platform focused on chromatin dysregulation. The chromatin system regulates which genes a cell expresses and when it expresses them. Dysregulation of the chromatin system is implicated in up to half of all cancers.

Under the collaboration agreement, Foghorn will grant Merck exclusive global rights to develop and commercialize drugs that target dysregulation of a single transcription factor. Under the terms of the agreement, Foghorn will receive an upfront payment and research milestones and will be eligible to receive development, regulatory and commercial milestones potentially totaling up to $425 million as well as royalties on sales of any approved product from the collaboration.

“We’re excited to partner with Merck given their world-renowned capabilities in cancer research and development,” said Adrian Gottschalk, president and chief executive officer of Foghorn. “Our ability to systematically drug transcription factors using our proprietary product-platform opens vast potential to discover and develop novel cancer treatments.”

There is broad evidence for the role of dysregulated transcription factors in multiple cancer types, but these have been difficult targets to drug” said Dr Nick Haining, vice president, Discovery Oncology & Immunology, Merck Research Laboratories. “We look forward to working with Foghorn and applying their platform to identify novel candidates to drug transcription factors in cancer.”

About the Chromatin Regulatory System

The chromatin regulatory system regulates gene expression by directing the movement of molecules that turn genes on and off. Disease dependencies associated with the chromatin regulatory system are estimated to impact over 2.5 million cancer patients across the United States, Europe and Japan. This system is further implicated in neurological, autoimmune, and other serious diseases.

About Foghorn Therapeutics

Foghorn® Therapeutics is discovering and developing a novel class of precision medicine therapeutics targeting the chromatin regulatory system in oncology. Through its scalable Gene Traffic Control™ product-platform, Foghorn is systematically interrogating and drugging the chromatin regulatory system. The Company, currently in pre-clinical stage, is advancing over 10 small molecule and protein degrader programs across a wide range of cancers. The company expects to file an IND for its first program later this year.

Foghorn, a Flagship Pioneering® company, was founded in 2016 by Cigall Kadoch, Ph.D., Gerald Crabtree, M.D., and Doug Cole, M.D., of Flagship Pioneering. Learn more about Foghorn at www.foghorntx.com.

Media Contacts

Fanny Cavalié, Foghorn Therapeutics

+1 (617) 238-4954

fcavalie@foghorntx.com

Greg Kelley, Ogilvy

+1 (617) 761-6724

gregory.kelley@ogilvy.com